Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK "[***]".

EXECUTION VERSION

RESEARCH COLLABORATION AGREEMENT

This RESEARCH COLLABORATION AGREEMENT (this “Agreement”) is entered into as of May 5, 2021 (the “Effective Date”) by and between Nkarta, Inc., a corporation organized and existing under the laws of Delaware (“Nkarta”), and CRISPR Therapeutics AG (“CRISPR”).  Nkarta and CRISPR each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, CRISPR possesses certain Patents, Know-How, technology and expertise with respect to the CRISPR/Cas Platform (as defined below);

WHEREAS, Nkarta possesses certain Patents, Know-How, technology and expertise with respect to NK Cell Technology (as defined below) and desires to incorporate gene-editing into its natural killer cell therapies and therapeutic combinations of natural killer cells with T cells; and

WHEREAS, Nkarta and CRISPR desire to enter into a collaboration under which the Parties will jointly develop Collaboration Products (as defined below), and Nkarta will gain access to gene-editing technology for use in researching, developing and commercializing Nkarta Products (as defined below) by or on behalf of itself.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

Article 1.
DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1.“AAA” means the American Arbitration Association.

1.2.“Accounting Standards” means GAAP in the United States or internationally the international financial reporting standards (“IFRS”), as appropriate for each Party, as generally and consistently applied in compliance with Applicable Law throughout the relevant Party’s organization at the relevant time in the United States or internationally, as appropriate, and means IFRS at such time as IFRS becomes the generally accepted accounting standard and Applicable Law requires that such Party use IFRS.

1.3.“Acquisition Transaction” has the meaning set forth in Section 3.2.

1.4.“Additional Gene-Editing Targets” has the meaning set forth in Section 4.1.

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1.5.“Affiliate” means [***] any other Person that controls, is controlled by or is under common control with such Person.  A Person will be regarded as in control of another Person if it (a) owns or controls [***] of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority) or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of an such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.6.“Agreement” has the meaning set forth in the preamble.

1.7.“Alliance Manager” has the meaning set forth in Section 6.3.1.

1.8.“Allogeneic Donor Cells” means cells obtained from one or more individuals who are not the recipient of such cells, [***].

1.9.“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator or Governmental Authority having jurisdiction over or related to the subject item.

1.10.“Approval Application” means a BLA or similar application or submission for a Collaboration Product or Nkarta Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product in that country or group of countries.

1.11.“Available” has the meaning set forth in Section 1.27.

1.12.“Biosimilar Product” means in a particular country with respect to any Nkarta Product, any biopharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authority in such country to market and sell such product as a biopharmaceutical product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Nkarta or any of its Affiliates, licensees or sublicensees with respect to such product; and (c) is approved as:  (i) a “biosimilar” (in the U.S.) of such Nkarta Product; (ii) a “similar biological medicinal product” (in the EU) with respect to which such Nkarta Product is the “reference medicinal product”; or (iii) if not in the U.S. or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Nkarta Product; in each case, for use in such country pursuant to an expedited regulatory approval process governing approval of biosimilars based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under non-U.S. law) and where such regulatory approval was based in significant part upon clinical data generated by Nkarta (or its Affiliate or sublicensee) with respect to such Nkarta Product.

1.13.“BLA” means a Biological License Application (as defined by the FDA) or its foreign equivalent (or any successor application having substantially the same function).

1.14.“Breaching Party” means the Party that is believed by the other Party to be in material breach of this Agreement.

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1.15.“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts or New York, New York are obligated to be closed.

1.16.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.17.“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.18.“CAR” means chimeric antigen receptor.

1.19.“CAR-screening” means [***].

1.20.“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.21.“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.  Notwithstanding the foregoing, the term “Change of Control” will not include any sale of shares of capital stock of a Party, in a single transaction or series of related transactions in which such Party issues new securities solely to institutional investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes.

1.22.“Clinical Trial” means a study in humans that is conducted in accordance with GCP and is designed to generate data in support of an Approval Application.

1.23.“Collaboration Products” means the Initial Collaboration Product, Second Collaboration Product and Third Collaboration Product, as applicable.  Collaboration Products shall exclude Nkarta Products.

1.24.“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a product, or to conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Pricing Approval.  When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.25.“Commercially Reasonable Efforts” means, [***].

1.26.“Competing Product” means, for a given Collaboration Product, any [***].

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1.27.“Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, prior to, on or after the Effective Date, whether or not such Know-How or other information is identified as confidential at the time of disclosure.  The terms and conditions of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the Receiving Party of such Confidential Information.  Notwithstanding any provision of this Section 1.27 to the contrary, Confidential Information does not include any Know-How or information that: (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party; provided that, in connection with the foregoing exclusions from protection, specific Confidential Information shall not be deemed to be known, generally available, in the public domain, disclosed, independently discovered or developed (individually and collectively, “Available”), merely because broader or related information is Available, nor shall combinations of elements or principles be considered to be Available merely because individual elements thereof are Available.

1.28.“Continuing Party” has the meaning set forth in Section 2.6.2.

1.29.“Continuation Party” has the meaning set forth in Section 13.3.2(a)(iii).

1.30.“Control” or “Controlled” means with respect to any Know-How or Patent or other data, information or Materials, possession of the ability by a Party or its Affiliate(s) (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How or Patent or other data, information or Materials.  Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patents or Know-How or other data, information or Materials that are owned or controlled by a Third Party that becomes an Affiliate of such Party in a Change of Control or such Third Party’s Affiliates (other than such Party and any Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, or (b) after such Change of Control to the extent that such Patents or Know-How or other data, information or Materials are developed or conceived by such Third Party or its Affiliates (other than such Party and any Affiliate of such Party prior to the Change of Control) after such Change of Control without using or incorporating such Party’s technology (i.e., CRISPR Technology or Nkarta Technology, as applicable).

1.31.“Cover,” “Covering” or “Covers” means, as to a product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, keeping, selling, offering for sale or importation of such product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such product would infringe such Patent if such pending claim were to issue in an issued patent without modification.

1.32.“CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).

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1.33.“CRISPR” has the meaning set forth in the preamble.

1.34.“CRISPR Activities” means: [***].

1.35.“CRISPR Background Know-How” means any Know-How, other than Joint Know-How and CRISPR Program Know-How, that: [***].

1.36.“CRISPR Background Patents” means any Patent, other than a Joint Patent or CRISPR Program Patent, that: [***].

1.37.“CRISPR Background Technology” means the CRISPR Background Know-How and the CRISPR Background Patents.

1.38.“CRISPR/Cas Platform” means the proprietary platform of CRISPR and its Affiliates consisting or comprising of one or more of the following components: [***].

1.39.“CRISPR Entity” means, when used in the singular, any one of CRISPR AG and CRISPR Inc.  “CRISPR Entities” means, when used in the plural, CRISPR AG and CRISPR Inc.

1.40.“CRISPR Indemnified Party” has the meaning set forth in Section 12.1.

1.41.“CRISPR In-License Agreements” means [***].  The CRISPR In-License Agreements as of the Effective Date are listed on Schedule 1.41.

1.42.“CRISPR Option” has the meaning set forth in Section 5.1.1.

1.43.“CRISPR Option Period” has the meaning set forth in Section 5.1.1.

1.44.“CRISPR Patents” means (a) CRISPR Background Patents, (b) CRISPR Program Patents, and (c) CRISPR’s interest in the Joint Patents.

1.45.“CRISPR Program Know-How” has the meaning set forth in Section 9.1.2(a).

1.46.“CRISPR Program Patents” has the meaning set forth in Section 9.1.2(a).

1.47.“CRISPR Program Technology” has the meaning set forth in Section 9.1.2(a).

1.48.“CRISPR Technology” means (a) the CRISPR Background Technology, (b) the CRISPR Program Technology, and (c) CRISPR’s interest in any Joint Technology.

1.49.“CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a Clinical Trial, which CTA may consist of, or include, an Investigational New Drug application (IND), filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto (and, to the extent applicable, any comparable filings outside the United States), as applicable.

1.50.“Delivery Date” means the date of delivery by Nkarta to CRISPR of the Nkarta Product Package that is within [***] Business Days after CTA filing for any Nkarta Product that is [***].

1.51.“Designated Optionable Nkarta Product” means, [***].

1.52.“Designation Term” has the meaning set forth in Section 4.1.

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1.53.“Development” means, with respect to a Product or NK+T Product: (a) all clinical and non-clinical research and development activities conducted after CTA filing for such Product or NK+T Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials, regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval; and (b) pre-CTA activities that are undertaken to obtain agreement on the planned CTA submission dossier contents with the respective Regulatory Authorities, such as FDA pre-IND meeting undertaken prior to filing an IND, or pre-CTA activities associated with preparing and submitting a CTA; [***].  When used as a verb, “Develop” or “Developing” means to engage in Development.

1.54.“Disclosing Party” has the meaning set forth in Section 14.1.

1.55.“Dispute” has the meaning set forth in Section 15.1.

1.56.“Distracted Party” has the meaning set forth in Section 3.2.

1.57.“Distracting Product” means, for a given Collaboration Product, any [***].

1.58.“Divestiture” means, with respect to a Distracting Product, the sale, exclusive license or other transfer by the applicable Party and its Affiliates of all of their development and commercialization rights with respect to such Distracting Product to a Third Party without the retention or reservation of any development or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms and conditions contained in the relevant agreements effectuating such transaction).  When used as a verb, “Divest” means to engage in a Divestiture.

1.59.“Effective Date” has the meaning set forth in the preamble.

1.60.“European Union” or “EU” means the European Union as it exists as of the Effective Date, together with the United Kingdom and Switzerland and any countries or territories that subsequently join the European Union.  For clarity, any countries or territories that exit in the European Union after the Effective Date shall remain part of the European Union for purposes of this Agreement.  As of the Effective Date, the European Union includes the following countries: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

1.61.“Excluded Target” has the meaning set forth in Section 4.2.

1.62.“Exclusion List” has the meaning set forth in Section 4.2.

1.63.“Executive Officer” means an executive officer of a Party that is designated by such Party as its “Executive Officer” for purposes of this Agreement.  The initial Executive Officer (a) with respect to CRISPR, shall be the Chief Executive Officer or equivalent position of CRISPR (or its designee), and (b) with respect to Nkarta, shall be Chief Executive Officer or equivalent position of Nkarta (or its designee).  A Party may replace its then-current Executive Officer from time-to-time by written notice to the other Party.

1.64.“Exercise Notice” has the meaning set forth in Section 5.1.2.

1.65.“Expert” has the meaning set forth in Section 15.2.1.

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1.66.“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.67.“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.68.“Field” means: (a) oncology; (b) autoimmune disease; and (c) infectious disease.

1.69.“First Commercial Sale” means, with respect to any Nkarta Product in any country or jurisdiction in the Territory, the first sale of such Nkarta Product by or on behalf of the Selling Party to a Third Party in an arms’ length transaction for end use or consumption in such country or jurisdiction after Regulatory Approvals, as applicable, have been obtained for such Nkarta Product in the Field in such country or jurisdiction.  A First Commercial Sale will not include any Nkarta Product that is supplied for use in clinical trials, for research or for other non-commercial uses, or as part of a compassionate use program (or other program for providing Nkarta Product before it has received Regulatory Approval in a country).

1.70.“First Nkarta Product” means, subject to Section 5.1.1, the Nkarta Product that [***].

1.71.“Force Majeure” means a condition, the occurrence and continuation of which is beyond the reasonable control of a Party and its Affiliates, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, pandemic, flood, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.72.“GAAP” means United States generally accepted accounting principles, consistently applied.

1.73.“GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other Governmental Authorities in countries for which the applicable Product or NK+T Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.

1.74.“Gene-Editing Technology” means [***].

1.75.“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States, to the extent such standards are not less stringent than United States standards.

1.76.“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.77.“Granting Party” has the meaning set forth in Section 13.3.2(a)(iii).

1.78.“Indemnified Party” has the meaning set forth in Section 12.3.

1.79.“Indemnifying Party” has the meaning set forth in Section 12.3.

1.80.“Initial Collaboration Product” has the meaning set forth in Section 2.2.

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1.81.“Insolvency Event” has the meaning set forth in Section 13.2.2.

1.82.“Joint Development and Commercialization Agreement” or “JDCA” has the meaning set forth in Section 7.1.1.

1.83.“Joint Know-How” has the meaning set forth in Section 9.1.2(c).

1.84.“Joint Patents” has the meaning set forth in Section 9.1.2(c).

1.85.“Joint Steering Committee” or “JSC” has the meaning set forth in Section 6.1.1.

1.86.“Joint Technology” has the meaning set forth Section 9.1.2(c).

1.87.“Know-How” means intellectual property, data, results, preclinical and clinical protocols and data from studies, chemical structures, chemical sequences, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not patentable; provided that Know-How does not include Patents claiming any of the foregoing.

1.88.“Knowledge” means, when used with respect to a Party, [***].

1.89.“Liability” has the meaning set forth in Section 12.1.

1.90.“Licensee Party” has the meaning set forth in Section 13.2.2(a).

1.91.“Licensor Party” has the meaning set forth in Section 13.2.2(a).

1.92.“Major Market” means [***].

1.93.“Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a product.

1.94.“Marketing Approval” means, with respect to a Product or NK+T Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Product or NK+T Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product or NK+T Product by the FDA and with respect to the European Union, approval of an Approval Application for such Product or NK+T Product by the European Commission.

1.95.“Materials” means [***].

1.96.“Negotiation Period” has the meaning set forth in Section 5.2.2.

1.97.“Net Sales” means, with respect to any Nkarta Product, the gross amounts invoiced for sales of such Nkarta Product by Nkarta, its Affiliates or sublicensee(s) (the “Selling Party”) to Third Parties in an arms’ length transaction, less the following deductions to the extent specifically and solely allocated to the sale of such Nkarta Product and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate consistent with Nkarta’s practice, in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a)[***];

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(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***];

(g)[***]; and

(h)[***].

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(h) above, such item may not be deducted more than once.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Nkarta Products are giving rise to Net Sales.

Net Sales shall also include, with respect to any Nkarta Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to the average sales price for such Nkarta Product having the same dosage form and strength during the applicable reporting period in the country where such sale or other disposal occurred when such Nkarta Product is sold alone and not with other products, or if such Nkarta Product is not sold alone in such country during the applicable reporting period, then an amount equal to the average sales price during the applicable reporting period generally achieved for such Nkarta Product having the same dosage form and strength in the rest of the Territory.

Solely for purposes of calculating Net Sales, if the Selling Party sells an Nkarta Product in the form of a combination product containing both the Nkarta Product and one or more other therapeutically or prophylactically active ingredients (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the payments due to CRISPR pursuant to this Agreement will be calculated by [***].

In the event that the Selling Party sells the Nkarta Product included in a Combination Product as a separate product in a country, but does not separately sell all of the other active ingredient(s), as the case may be, included in such Combination Product in such country, the calculation of Net Sales resulting from such sale shall be determined by [***].

In the event that a Selling Party does not sell the Nkarta Product included in a Combination Product as a separate product in the country where such sale of Combination Product occurs, but does separately sell all of the other active ingredient(s), as the case may be, included in the sale of

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such Combination Product in such country, the calculation of Net Sales resulting from such sale shall be determined by [***].

If the calculation of Net Sales resulting from the sale of a Combination Product in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Product shall be determined between the Parties in good faith negotiations.

To the extent Nkarta or any of its Affiliates or sublicensees [***].

1.98.“New CRISPR In-License” has the meaning set forth in Section 9.1.3.

1.99.“New Nkarta In-License” has the meaning set forth in Section 9.1.3.

1.100.“NK” has the meaning set forth in Section 1.101.

1.101.“NK Cell Technology” means technology useful for the evaluation, maintenance, expansion or cryopreservation of donor-derived natural killer (“NK”) cells to target cells for diagnostic or therapeutic purposes.

1.102.“NK+T” has the meaning set forth in Section 1.103.

1.103.“NK+T Product” means [***].

1.104.“Nkarta” has the meaning set forth in the preamble.

1.105.“Nkarta Activities” means: [***].

1.106.“Nkarta Background Know-How” means any Know-How, other than Joint Know-How and Nkarta Program Know-How, that: [***].

1.107.“Nkarta Background Patents” means any Patent, other than a Joint Patent or Nkarta Program Patent that: [***].

1.108.“Nkarta Background Technology” means the Nkarta Background Know-How and the Nkarta Background Patents.

1.109.“Nkarta Indemnified Party” has the meaning set forth in Section 12.2.

1.110.“Nkarta In-License Agreements” means [***].  The Nkarta In-License Agreements as of the Effective Date are listed on Schedule 1.110.

1.111.“Nkarta Patents” means (a) Nkarta Background Patents, (b) Nkarta Program Patents, and (c) Nkarta’s interest in the Joint Patents.

1.112.“Nkarta Product” means [***].

1.113.“Nkarta Product Package” means, with respect to a given Nkarta Product, a package provided by Nkarta to CRISPR that includes each of the following: [***].

1.114.“Nkarta Product Sublicense Agreement” has the meaning set forth in Section 10.3.

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1.115.“Nkarta Product Sublicensee” has the meaning set forth in Section 10.3.

1.116.“Nkarta Program Know-How” has the meaning set forth in Section 9.1.2(b).

1.117.“Nkarta Program Patents” has the meaning set forth in Section 9.1.2(b).

1.118.“Nkarta Program Technology” has the meaning set forth in Section 9.1.2(b).

1.119.“Nkarta Technology” means (a) the Nkarta Background Technology, (b) the Nkarta Program Technology, and (c) Nkarta’s interest in any Joint Technology.

1.120.“Nominated Target” has the meaning set forth in Section 4.3.

1.121.“Non-Breaching Party” means the Party that believes the other Party is in material breach of this Agreement.

1.122.“Non-Disclosing Party” has the meaning set forth in Section 14.4.2.

1.123.“Open JDCA Terms” has the meaning set forth in Section 7.1.1.

1.124.“Optionable Nkarta Product” means, during the CRISPR Option Period, each Nkarta Product that [***].

1.125.“Opt-Out Party” has the meaning set forth in Section 2.6.2.

1.126.“Other Out-of-Pocket Costs” means:

1.126.1. [***];

1.126.2. [***];

1.126.3. [***]; and

1.126.4. [***].

Other Out-of-Pocket Costs will exclude [***].

1.127.“Out-of-Pocket Costs” means, with respect to a Party, [***].

1.128.“Party” or “Parties” has the meaning set forth in the preamble.

1.129.“Patent Coordinator” has the meaning set forth in Section 9.3.

1.130.“Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

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1.131.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.132.“Phase III Clinical Trial” means, with respect to an Nkarta Product or an Opt-Out Product, a clinical trial in human beings performed to gain evidence with statistical significance of the efficacy of such product in a target population and to obtain expanded evidence of safety of such Nkarta Product or Opt-Out Product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a biologics license application by a Regulatory Authority and to provide an adequate basis for physician labeling, all as would satisfy the requirements in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.133.“Pivotal Trial” means, with respect to an Nkarta Product or an Opt-Out Product, a clinical trial in human beings of such Nkarta Product or Opt-Out Product in any country that that satisfies both of the following ((a) and (b)):

(a)such trial includes a sufficient number of subjects and is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar human clinical trial prescribed by an applicable Regulatory Authority; and

(b)such trial is a registration trial designed to be sufficient to support the filing of an application for a Regulatory Approval for such product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by (i) an agreement with or statement from an applicable Regulatory Authority, or (ii) other guidance or minutes issued by an applicable Regulatory Authority, for such registration trial.

For clarity, a Pivotal Trial need not be limited to, or labelled as, a Phase III Clinical Trial.

1.134.“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

1.135.“Proceeding” means an action, suit or proceeding.

1.136.“Product” means [***].

1.137.“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.138.“Receiving Party” has the meaning set forth in Section 14.1.

1.139.“Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product or NK+T Product for one or more indications and in a country or

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regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing Approvals.

1.140.“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing Approval of a Product or NK+T Product in such country or regulatory jurisdiction.

1.141.“Relevant Factors” means the following relevant factors that may affect the Research, Development, Manufacture, Regulatory Approval or Commercialization of a Product or NK+T Product: [***].

1.142.“Research” means [***].  When used as a verb, “Researching” means to engage in Research.

1.143.“Research Activities” means the CRISPR Activities and the Nkarta Activities, collectively, which will be focused on Research, including [***].

1.144.“Research Budget” has the meaning set forth in Section 1.146.

1.145.“Research Costs” means [***]. Research Costs will exclude all [***].

1.146.“Research Plan” means, with respect to a given Collaboration Product or Nkarta Product, a written plan describing the activities to be conducted by each Party as set forth in Section 2.3, as applicable, and a budget for activities conducted thereunder (the “Research Budget”), as may be amended by written agreement of the Parties.

1.147.“Research Program” means a program dedicated to the design, optimization and Research of a given Collaboration Product [***].

1.148.“Right of First Negotiation” has the meaning set forth in Section 5.2.2.

1.149.“ROFN Package” has the meaning set forth in Section 5.2.1.

1.150.“ROFN Transaction” has the meaning set forth in Section 5.2.

1.151.“Royalty Term” has the meaning set forth in Section 10.2.1(a).

1.152.“Second Collaboration Product” has the meaning set forth in Section 2.2.

1.153.“Selected JSC Dispute” has the meaning set forth in Section 15.2.3.

1.154.“Subcontractor” has the meaning set forth in Section 2.8.

1.155.“Target Pool” means a pool of five (5) gene-editing targets, one or more of which shall be edited in the Nkarta Products.  [***].

1.156.“Tax” or “Taxes” means: (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp,

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documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

1.157.“Term” means the period commencing on the Effective Date and ending on the termination of this Agreement pursuant to Section 13.1, unless terminated earlier as provided herein.

1.158.“Territory” means all countries of the world.

1.159.“Third Collaboration Product” has the meaning set forth in Section 5.1.2.

1.160.“Third Party” means any Person other than Nkarta, CRISPR and their respective Affiliates.

1.161.“Third Party Gatekeeper” has the meaning set forth in Section 4.2.

1.162.“United States” or “U.S.” means the fifty (50) states of the United States of America and all of its territories and possessions and the District of Columbia.

1.163.“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which will not, in the country in question, have been cancelled, withdrawn or abandoned.  Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] years will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in the foregoing clause (a) with respect to such patent application issues.

1.164.“Verify” has the meaning set forth in Section 4.2.

Article 2.
RESEARCH

2.1.Collaboration Overview.  The Parties will collaborate by performing the activities set forth in the Research Plans for the purpose of designing and advancing Collaboration Products to filing of CTAs.

2.2.Collaboration Products.  During the Term, the Parties will jointly Research each Collaboration Product under and in accordance with a Research Plan.  The first Collaboration Product (the “Initial Collaboration Product”) shall be a Product that is directed against the CD70 antigen on tumor cells.  The second Collaboration Product (the “Second Collaboration Product”) shall be an NK+T Product. This Agreement (and the JDCA Agreement, as applicable) shall govern the Research, Development, Manufacturing and Commercialization of any follow-on Collaboration Products (i.e., the next generation of such Collaboration Product).

2.3.Research Plans.  The Research Plans for the Initial Collaboration Product and Second Collaboration Product shall be finalized by mutual agreement no later than [***] days after the Effective

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Date.  [***].  Without limiting Exhibit B-1, each Research Plan for the applicable Collaboration Product or Nkarta Product, as applicable, shall in any event adhere to the following general principles, as applicable:

2.3.1.with respect to the Initial Collaboration Product: [***];

2.3.2.with respect to the Second Collaboration Product: [***];

2.3.3.with respect to the Third Collaboration Product, [***]; and

2.3.4.with respect to [***].

2.4.[***].  Within [***] days after [***], Nkarta shall designate in writing to CRISPR [***], and within [***] days after [***], Nkarta shall designate in writing to CRISPR [***]. Notwithstanding [***], if, [***].  Nkarta may not [***] during the CRISPR Option Period without [***].  Once Nkarta has designated [***]. For the avoidance of doubt, [***].

2.5.Periodic Updates.  [***], CRISPR and Nkarta will together [***] review the Research Plans for Collaboration Products and, through the JSC, agree upon and make the necessary changes thereto to maximize the potential that the Research Activities will advance the applicable Collaboration Products through CTA filing for such Collaboration Products. [***], Nkarta will [***] update the JSC with respect to the Nkarta Activities for any upcoming obligations CRISPR may have with respect to its obligations to [***]. Without limiting the foregoing, at each regularly scheduled meeting of the JSC, which shall be [***]: (a) prior to completion of Research Activities for the last Collaboration Product, each Party will provide detailed progress updates on its Research Activities for the Collaboration Products along with a reasonably detailed summary of data associated with such Research Activities; and (b) prior to expiration of the CRISPR Option Period, Nkarta will provide a reasonably detailed summary of progress updates on Nkarta Activities along with a reasonably detailed summary of data associated with such Nkarta Activities and a reasonably detailed summary of expected future Nkarta Activities, in each case solely for [***], which updates and summaries will be provided to JSC members at least [***] days in advance of any JSC meeting.  The agenda for meetings of the JSC will be set by the JSC representatives.

2.6.Collaboration Product Research Activities.

2.6.1.Efforts.  Each Party will use Commercially Reasonable Efforts to perform Research Activities on Collaboration Products for which such Party is responsible under each Research Plan for such Collaboration Products in accordance with the timelines and Research Budget set forth therein.  Without limiting the generality of the foregoing, each Party will, and will require its Affiliates and Subcontractors to, perform such Party’s Research Activities for Collaboration Products in a professional manner and in accordance with (a) all Applicable Laws, including where appropriate cGMP, GCP and GLP (or similar standards); (b) that level of care and skill ordinarily exercised in similar circumstances by providers of the same or similar services; (c) good scientific standards; and (d) the terms of this Agreement, [***], as the case may be), scientific expertise and resources.

2.6.2.Opt-Out Rights for Collaboration Products.  Unless the Parties have entered into the JDCA for a given Collaboration Product, at any time during [***], a Party may opt out of continuing the Research of such Collaboration Product, by providing notice therewith to the other Party (the Party opting out, the “Opt-Out Party”, and the other Party, the “Continuing Party”). Upon receipt of such notice for a given Collaboration Product, the following shall apply:

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(a)all rights and obligations of the Opt-Out Party under this Agreement with respect to such Collaboration Product shall terminate, except as expressly provided in the survival provisions of this Agreement;

(b)the Opt-Out Party, subject to the terms and conditions of this Agreement, shall grant, and hereby grants, to the Continuing Party a [***].  Notwithstanding anything to the contrary herein, [***];

(c)the Opt-Out Party shall do the following to allow the Continuing Party to continue Researching, Developing and Commercializing such Collaboration Product in the Field (it being agreed that the Parties intend to use reasonable efforts to minimize any material business interruptions):

(i)cease to have any further obligations with respect to such Collaboration Product except as set forth herein;

(ii)cease to incur any [***] with respect to such Collaboration Product, except as approved by the Continuing Party;

(iii)no later than [***] days after the date the Continuing Party exercises its right under this Section 2.6.2, provide a reasonably detailed summary of Research Activities with respect to such Collaboration Product undertaken under this Agreement;

(iv)as promptly as practicable, transfer to the Continuing Party copies of all data, reports, records and information in the Opt-Out Party’s Control to the extent that such data, reports, records or other information relate to such Collaboration Product in the Research Program (from which the Opt-Out Party may redact or remove any information that does not relate to such Collaboration Product in the Research Program);

(v)If the Continuing Party so requests, [***];

(vi)if the Opt-Out Party was responsible for [***] thereof as of the effective date of opt-out, at the Continuing Party’s discretion and request, the Opt-Out Party shall continue to be responsible [***] of such Collaboration Product [***] to the Continuing Party at the [***] until the Continuing Party has obtained [***];

(vii)if the Continuing Party so requests, the Opt-Out Party shall transfer to the Continuing Party any [***] as of the date of opt-out at the [***];

(viii)undertake, and coordinate with the Continuing Party with respect to, any wind-down or transitional activities reasonably necessary to transfer to the Continuing Party or a Third Party designated by the Continuing Party all Research Activities for such Collaboration Product or Components thereof throughout the Territory with no or minimal interruption; provided that the Opt-Out Party shall continue (either itself or using a Third Party) any Research Activities with respect to such Collaboration Product for such period following the date the Continuing Party exercises its right under this Section 2.6.2 as is reasonably necessary to minimize any delays or other negative impact on such activities; provided, further, that the Parties shall reasonably cooperate in seeking to minimize the costs of such wind-down or transitional activities, with each Party understanding that no transfer of Research Activities for a Collaboration Product will be permitted to [***];

(ix)provide any other assistance reasonably requested by the Continuing Party, at the expense of [***], for the purpose of allowing and enabling the Continuing Party

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to proceed expeditiously with the Research, Development and Commercialization of such Collaboration Product in the Field; provided that the Opt-Out Party’s obligations under this clause shall expire [***] after the date the Continuing Party exercises its right under this Section 2.6.2 (such period to be tolled automatically if the Opt-Out Party fails to provide such assistance in any material respect until such assistance is provided); and

(x)execute all documents and take all such further actions as may be reasonably necessary and requested by the Continuing Party in order to give effect to the foregoing clauses.

(d)[***].

(e)With respect to the Development and Commercialization of such Collaboration Product by or on behalf of the Continuing Party, the Continuing Party shall pay to the Opt-Out Party [***].

(f)Upon an opt-out with respect to a given Collaboration Product, the Opt-Out Party shall not, itself or with or through any Affiliates or Third Parties: [***].

(g)[***].

2.7.Nkarta Activities for Optionable Nkarta Products.  Nkarta will use Commercially Reasonable Efforts to Research [***] with the aim of generating the data and information necessary to provide an Nkarta Product Package to CRISPR for each [***]; provided that, for clarity, the foregoing obligation shall no longer be in effect with respect to any Nkarta Products (including [***]) following the earlier to occur of either the exercise by CRISPR of its CRISPR Option or the expiry of the CRISPR Option Period.  Nkarta shall provide the JSC with updates in accordance with Section 2.5 or at such other times as reasonably requested by CRISPR. Without limiting the generality of the foregoing, Nkarta will, and will require its Affiliates and Subcontractors to, perform Nkarta’s Research in a professional manner and in accordance with: (a) all Applicable Laws, including where appropriate cGMP, GCP and GLP (or similar standards); (b) that level of care and skill ordinarily exercised in similar circumstances by providers of the same or similar services; (c) good scientific standards; and (d) the terms of this Agreement, in each case, [***], scientific expertise and resources.

2.8.Subcontractors.  Each Party may engage consultants, subcontractors, or other vendors (each, a “Subcontractor”) to perform any Research Activities. Each contract between a Party and a Subcontractor for Research Activities will be consistent with the provisions of this Agreement (including Article 9 and Article 14).  Each Party will be responsible for the effective and timely management of and payment of its Subcontractors.  The engagement of any Subcontractor in compliance with this Section will not relieve the applicable Party of its obligations under this Agreement or the Research Plan.  The Parties will each be solely responsible for any taxes, including income, withholding, payroll, VAT, sales tax or the like, that arise from their respective use of a Subcontractor.

2.9.Research Costs.

2.9.1.Collaboration Products.

(a)Payment of Costs; Summary Statements.  Subject to reconciliation as provided in Section 2.9.1(b), the Party initially incurring Research Costs will be responsible for and pay for all such Research Costs so incurred.  Each Party will maintain the books and records referred to in Section 2.9.1(d) and will accrue all Research Costs in accordance with the terms and conditions hereof and in accordance with GAAP.  No later than [***] Business Days after the end of each Calendar Quarter, each

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Party will submit to the other a non-binding, good faith estimate of the Research Costs accrued during the just-ended Calendar Quarter.  No later than [***] days after the end of each Calendar Quarter, each Party will submit to the other a written report reflecting the accrual of Research Costs during the just-ended Calendar Quarter (each, a “Summary Statement”).  Each Summary Statement (after the initial Summary Statement) will reflect an adjustment for the actual amount of the previous Calendar Quarter as needed.  Any reporting and reconciliation of variances between estimated and actual costs and expenses may be delayed by a Calendar Quarter as reasonably necessary in light of a Party’s internal reporting procedures.  The Parties’ respective Summary Statements will serve as the basis of the Reconciliation Reports prepared by the Parties pursuant to Section 2.9.1(b).  Upon the request of either Party from time to time, the Parties’ respective finance departments, coordinated by the JSC, will discuss any questions or issues arising from the Summary Statements, including the basis for the accrual of specific Research Costs.

(b)Reconciliation.  CRISPR will prepare a reconciliation report, as soon as practicable after receipt of Nkarta’s Summary Statement, but in any event no later than [***] days after the end of each Calendar Quarter, accompanied by reasonable supporting documents and calculations sufficient to support each Party’s financial reporting obligations, independent auditor requirements and obligations under the Sarbanes-Oxley Act, which reconciles the amounts accrued and reported in each Party’s Summary Statement during such Calendar Quarter and the share of the Research Costs to be allocated to each of the Parties for such Calendar Quarter, which allocation shall be fifty percent (50%) for each Party of such Research Costs (such report, the “Reconciliation Report”).  Payment to reconcile Research Costs shall be made by the owing Party to the other Party no later than [***] days after such Reconciliation Report is complete.

(c)Cost Overruns.  If a Party’s Research Costs in any Calendar Year are likely to exceed or exceed those set forth in the Research Budget for all of its activities under the applicable Research Plan, in such Calendar Year by up to [***] of the aggregate amount set forth in such Research Budget, such Party will provide the other Party with a detailed, itemized explanation for such excess costs and expenses, and such excess costs and expenses will be included in the Research Costs, and shared by the Parties as provided herein.  To the extent a Party’s Research Costs exceed those set forth in the Research Budget, by more than [***], unless otherwise agreed by the Parties, such expenses will not be shared by the Parties and [***] will be solely responsible for such expenses.

(d)Books and Records.  Each Party will keep and maintain accurate and complete records regarding Research Costs, during the three (3) preceding Calendar Years.  Upon [***] days’ prior written notice from the other Party (the “Auditing Party”), the Party required to maintain such records (as applicable, the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine the relevant books and records of the Audited Party and its Affiliates, as may be reasonably necessary to verify the Summary Statements and Reconciliation Reports.  An examination by the Auditing Party under this Section 2.9.1(d) will occur not more than [***] in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] months before the date of the request.  The accounting firm will be provided access to such books and records at the Audited Party’s facility or facilities where such books and records are normally kept and such examination will be conducted during the Audited Party’s normal business hours.  The Audited Party may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records.  Upon completion of the audit, the accounting firm will provide both the Auditing Party and the Audited Party a written report disclosing whether the applicable Summary Statements and Reconciliation Reports are correct or incorrect and the specific details concerning any discrepancies.  No other information will be provided to the Auditing Party.  If the report or information submitted by the Audited Party results in an underpayment or overpayment, the Party owing underpaid or overpaid amount will promptly pay such amount to the other Party, and, if, as a result of such inaccurate

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report or information, such amount is more than [***] of the amount that was owed the Audited Party will reimburse the Auditing Party for the reasonable expense incurred by the Auditing Party in connection with the audit.

2.9.2.Nkarta Products.  All costs incurred by Nkarta in connection with Nkarta Activities for Nkarta Products will be borne solely by [***].

2.10.Transfer of Materials.  To facilitate the conduct of Research Activities, each Party will provide any Materials required by the Research Plan to be transferred to the other Party, and each Party may provide to the other Party certain other Materials.  Except as otherwise expressly set forth herein, all Materials (including any progeny, unmodified derivatives and modifications thereof, other than any such progeny, unmodified derivatives and modifications that become Collaboration Products) (a) will remain the sole property of the supplying Party, (b) will be used only in the fulfillment of the receiving Party’s obligations or exercise of rights under this Agreement, (c) will remain solely under the control of the receiving Party, (d) will not be used or delivered by the receiving Party to or for the benefit of any Third Party (other than a permitted Subcontractor) without the prior written consent of the supplying Party, and, (e) will not be used in research or testing involving human subjects, unless expressly agreed in writing.  Subject to Sections 11.1 and 11.2, as applicable, all Materials supplied under this Section 2.10 are supplied “as is”, with no warranties of fitness for a particular purpose and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

2.11.CRISPR Right to [***].  At any time during the Term, CRISPR may [***], and CRISPR shall [***].  Subject to Section 6.1.3, the JSC shall determine [***].

Article 3.
EXCLUSIVITY

3.1.Exclusivity Covenants.  Subject to Section 3.1.3, Section 3.2 and Section 3.3:

3.1.1.Each Party agrees that, commencing on the Effective Date and continuing until the third (3rd) anniversary thereof, unless the Agreement is terminated early (the “Exclusivity Period”), except in the performance of its obligations or exercise of its rights under this Agreement, neither it nor any of its Affiliates will work for their own account or with any Third Party (including the grant of any license, option or other similar right to any Third Party) with respect to the discovery, research, development, manufacture or commercialization, in each case, in the Field, of any: (a) pharmaceutical product, medical therapy, preparation, substance, or formulation that, in each case, comprises NK cells that are both: (i) derived from Allogeneic Donor Cells; and (ii) edited by the use of any Gene-Editing Technology; or (b) pharmaceutical product, medical therapy, preparation, substance, or formulation that, in each case, comprises NK+T cells that, in each case of such NK cells and T cells, are both: (i) derived from Allogeneic Donor Cells; and (ii) edited by the use of any Gene-Editing Technology.

3.1.2.Each Party agrees that during the Term, except in the performance of its obligations or exercise of its rights under this Agreement, neither it nor any of its Affiliates will work for their own account or with any Third Party (including the grant of any license, option or other similar right to any Third Party) with respect to the discovery, research, development, manufacture or commercialization, in each case, in the Field, of any pharmaceutical product, medical therapy, preparation, substance, or formulation that, in each case, comprises NK cells or NK+T cells that, in each case, are: (a) derived from Allogeneic Donor Cells or derived from stem cells; and (b) directed to or against any of the tumor targets that any Collaboration Product principally targets, excluding any endogenous NK cell targeting.

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3.1.3.For clarity and notwithstanding anything to the contrary in this Agreement, the exclusivity fields set forth in this Section 3.1 shall exclude: [***].

3.2.Acquisition of Distracting Product.  If a Party or, subject to Section 3.3, any of its Affiliates (such Party, the “Distracted Party”) acquires rights to research, develop or commercialize a Distracting Product as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control (each, an “Acquisition Transaction”) and, on the date of the completion of such Acquisition Transaction, the research, development, manufacturing or commercialization of the Distracting Product would, but for the provisions of this Section 3.2, constitute a breach of Section 3.1, then the Distracted Party or such Affiliate will, within [***] days after the completion of such Acquisition Transaction notify the other Party of such Acquisition Transaction and either:

3.2.1.request that such Distracting Product be included in this Agreement on terms to be negotiated, [***];

3.2.2.notify the other Party that the Distracted Party or its Affiliate will Divest its rights to such Distracting Product, in which case, within [***] days after the completion of the Acquisition Transaction (or such longer period as may be agreed by the Parties in writing), the Distracted Party or its Affiliate will Divest such Distracting Product; or

3.2.3.notify the other Party in writing that it is ceasing all such research, development, manufacturing and commercialization activities with respect to the Distracting Product, in which case, within [***] days thereafter (or such longer period as may be agreed by the Parties in writing) the Distracted Party and its Affiliates will cease all such activities.

During the discussion period under Section 3.2.1, prior to the time of Divestiture pursuant to Section 3.2.2 or prior to the termination of activities pursuant to Section 3.2.3, as applicable, the Distracted Party and its Affiliates will use Commercially Reasonable Efforts to segregate all research, development, manufacturing or commercialization activities relating to the Distracting Product from Research Activities under this Agreement, including using Commercially Reasonable Efforts to ensure that: [***].

3.3.Change of Control.  If there is a Change of Control of a Party, the obligations of Sections 3.1 will not apply to any Distracting Product that exists prior to the closing of such Change of Control (as such product may thereafter be improved); provided that: [***].  In addition, notwithstanding Section 3.2, the obligations of Sections 3.1 will not apply to any Distracting Product where [***].

Article 4.
ADDITIONAL GENE-EDITING TARGETS; NKARTA PRODUCTS

4.1.Additional Gene-Editing Targets.  Nkarta shall, during the period commencing on the Effective Date and [***] (the “Designation Term”), have the right to designate, in accordance with this Article 4, up to [***] (“Additional Gene-Editing Targets”) for inclusion in the Target Pool for Nkarta to Research, Develop and Commercialize Nkarta Products.  For the avoidance of doubt, any such gene-editing target shall be [***].

4.2.Excluded Targets.  Prior to the Effective Date, the Parties acknowledge that [***].

4.3.Nomination; Third Party Gatekeeper Verification.

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4.3.1.Nomination.  Nkarta may provide written notice to CRISPR, nominating a gene-editing target to be an Additional Gene-Edited Target (each, a “Nominated Target”), pursuant to the following schedule: [***].  If the Nominated Target is [***], then such Nominated Target shall be designated as an Additional Gene-Editing Target Verified by the Third Party Gatekeeper in accordance with Section 4.3.2.

4.3.2.Verifying Nominated Targets.  If Nkarta provides notice to CRISPR of a Nominated Target pursuant to Section 4.3.1, then the Parties shall request that the Third Party Gatekeeper Verify that a Nominated Target is not an Excluded Target, to determine whether such Nominated Target may be deemed an Additional Gene-Editing Target.  In accordance with the foregoing, [***]. Nothing in this Agreement shall require CRISPR to inform Nkarta of the identity or development stage of, indication for, or any other information or data about or associated with any of the Excluded Targets.

4.4.Nkarta Products.

4.4.1.Generally.  For each Nkarta Product:

(a)CRISPR shall grant to Nkarta the licenses set forth in Section 8.1.2;

(b)as between the Parties, Nkarta shall lead all Research, Development, Manufacturing and Commercialization activities for Nkarta Products;

(c)CRISPR will [***];

(d)Nkarta shall pay to CRISPR the milestones, royalties and sublicensing income set forth in Sections 10.1 through 10.3 for Nkarta Products, in each case, in accordance with Article 10; and

(e)notwithstanding anything to the contrary hereunder, Nkarta Products shall not [***].

4.4.2.In connection with each CTA filing for each Nkarta Product contemplated by Section 5.1.1 hereto, Nkarta will (i) provide to CRISPR not less than [***] days prior written notice of such CTA anticipated filing date and (ii) deliver to CRISPR an applicable Nkarta Product Package on or before the Delivery Date for such Nkarta Product.

Article 5.
OPTION; RIGHT OF FIRST NEGOTIATION

5.1.CRISPR Option.

5.1.1.CRISPR Option Mechanics.  Subject to the terms and conditions of this Agreement, Nkarta hereby grants to CRISPR an exclusive option on the Designated Optionable Nkarta Products to designate one (1) Designated Optionable Nkarta Product as a Collaboration Product (and, for clarity, CRISPR shall thereafter have the co-exclusive, worldwide joint right to Develop, Manufacture and Commercialize such Third Collaboration Product in the Territory on the applicable terms and conditions set forth hereunder in an applicable JDCA) (such option pursuant to this Section 5.1, the “CRISPR Option”).  The CRISPR Option is exercisable by CRISPR, in CRISPR’s sole discretion, by providing written notice at any time during the period from: (a) the Effective Date until [***] days following the date of receipt of the Nkarta Product Package by CRISPR for the first (1st) Designated Optionable Nkarta Product for which a CTA has been filed; (b) in the event that CRISPR does not exercise the CRISPR Option

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for such Designated Optionable Nkarta Product pursuant to the foregoing clause (a), the Effective Date until [***] days following the date of receipt of the Nkarta Product Package by CRISPR for the second (2nd) Designated Optionable Nkarta Product for which a CTA has been filed; (c) the Effective Date until the date that CRISPR [***] pursuant to Section 5.1.5; or (d) the Effective Date until the date that [***] pursuant to Section 5.2 (such period for the applicable Designated Optionable Nkarta Product, the “CRISPR Option Period”).  For clarity, CRISPR shall only have the right to exercise the CRISPR Option one (1) time, unless CRISPR [***] pursuant to Section 5.1.5 or [***] pursuant to Section 5.2, in which case CRISPR would not have the further right to exercise the CRISPR Option.  If CRISPR does not exercise the CRISPR Option for the first (1st) Designated Optionable Nkarta Product for which a CTA has been filed pursuant to the foregoing clause (a), then such first (1st) Designated Optionable Nkarta Product shall automatically and immediately no longer be a Designated Optionable Nkarta Product, but CRISPR shall nevertheless retain the CRISPR Option on another Designated Optionable Nkarta Product during the remainder of the CRISPR Option Period.  For the avoidance of doubt, CRISPR shall not have a CRISPR Option on the Nkarta Product that is likely to become, in the reasonable and good faith expectation of Nkarta, the First Nkarta Product, and [***].  For clarity, after the first (1st) Designated Optionable Nkarta Product automatically becomes the First Nkarta Product, such former first (1st) Designated Optionable Nkarta Product shall no longer be deemed a Designated Optionable Nkarta Product.

5.1.2.Exercise Notice.  During the applicable CRISPR Option Period, CRISPR shall have the right, but not the obligation, to exercise the CRISPR Option for the applicable Designated Optionable Nkarta Product in its sole discretion by delivering written notice of such exercise to Nkarta (the “Exercise Notice”).  During the applicable CRISPR Option Period, Nkarta shall provide CRISPR with any updated information to the Nkarta Product Package; provided that [***].  Upon the delivery of the Exercise Notice, such applicable Designated Optionable Nkarta Product shall be a Collaboration Product and would no longer be an Nkarta Product (the “Third Collaboration Product”).

5.1.3.JDCA Timing.  For the avoidance of doubt: (a) if CRISPR exercises the CRISPR Option for a Third Collaboration Product prior to CTA filing, such Third Collaboration Product shall be Researched under this Agreement until the Parties enter into a Joint Development and Commercialization Agreement pursuant to Section 7.1.1 for such Third Collaboration Product; and (b) if CRISPR exercises the CRISPR Option for a Third Collaboration Product at the time of CTA filing, the Parties shall negotiate in good faith and enter into the Joint Development and Commercialization Agreement pursuant to Section 7.1.1 for such Third Collaboration Product.  [***].

5.1.4.Solicitation with Respect to Nkarta Products.  Subject to Section 5.1.5 and Section 5.2, during the Designation Term, Nkarta or any of its Affiliates, may authorize or otherwise permit its and its Affiliates’ employees, stockholders, agents, investment banker, attorney or accountant retained by it or any of its Affiliates to directly or indirectly, solicit, initiate, encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for a license, divestiture, co-development or co-commercialization transaction or any similar transaction granting a Third Party control or economics rights with respect to any [***].

5.1.5.[***]. If at any time prior to CRISPR exercising the CRISPR Option, Nkarta [***] then: (a) Nkarta shall promptly notify CRISPR in writing of [***] Business Days of [***]; (b) deliver: [***]; and (c) CRISPR would have the right to exercise the CRISPR Option pursuant to Section 5.1.1 and Section 5.1.2 for such [***]. If CRISPR elects to exercise its right [***] pursuant to this Section 5.1.5, then such [***] shall become the Third Collaboration Product. If CRISPR does not exercise the CRISPR Option within the CRISPR Option Period for such [***] that is [***], then, subject to Section 5.3, [***].  Notwithstanding the generality of the foregoing, [***].

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5.2.[***].  If at any time prior to CRISPR exercising the CRISPR Option, and subject to Section 5.4, Nkarta [***], then, the following provisions of Sections 5.2.1 and 5.2.2 shall apply (provided that, notwithstanding anything herein to the contrary, [***]. Notwithstanding the generality of the foregoing, if at any time prior to CRISPR exercising the CRISPR Option, Nkarta [***].

5.2.1.Notice; [***].  Nkarta shall: (a) promptly notify CRISPR in writing of such proposed [***] within [***]; and (b) deliver: [***].

5.2.2.[***].

5.3.Restriction.  Notwithstanding anything to the contrary in Section 5.1.5 or 5.2.2, if, once Nkarta has notified CRISPR of [***] with respect to a given [***], the Parties do not [***], as applicable, then Nkarta shall [***].

5.4.Effects of CRISPR’s Election Not to Exercise Rights Pursuant to Section 5.1.5 or Section 5.2.2.  If CRISPR has the right to exercise the CRISPR Option pursuant to Section 5.1.5 for a given [***] during the CRISPR Option Period but does not do so and Nkarta [***], then [***].

5.5.Excluded Scope of CRISPR Option, [***].  Notwithstanding anything to the contrary, but subject to Sections 3.1, 5.1.5 and 5.2, CRISPR’s right for any CRISPR Option, [***] shall apply solely to the [***] and shall not apply to any Nkarta Products that are not the [***].

Article 6.
GOVERNANCE

6.1.Joint Steering Committee.

6.1.1.Formation.  Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee and coordinate activities under this Agreement.  The JSC will be composed of three (3) representatives from each Party, and each representative [***].  Each Party may change its JSC representative by prior written notice to the other Party.  Each Party will nominate one of its members as a co-chair of the JSC, and each co-chair may name a successor.  The co-chairs shall collectively conduct meetings of the JSC.  The JSC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.  The JSC will meet in person or by other means (e.g., videoconference or teleconference) mutually acceptable to the Parties at least once each Calendar Quarter on such dates and at such times and places as agreed to by the members of the JSC.  The purpose of the JSC will be to provide the members periodic updates regarding progress of activities pursuant to this Agreement and to address the matters set forth in Section 6.1.2.  Each Party will be responsible for its own expenses relating to attendance at or participation in JSC meetings.

6.1.2.Responsibilities.  The JSC will:

(a)review and approve each finalized Research Plan and any proposed amendment to each Research Plan;

(b)prioritize the performance of activities under each Research Plan;

(c)provide comments and recommendations to each Party with respect to the conduct of activities under each Research Plan;

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(d)provide a forum for the Parties to discuss the objectives and progress under each Research Plan and to exchange and review scientific information and data relating to the activities being conducted under each Research Plan, including with respect to publication strategy in accordance with Section 14.4.2;

(e)review a report prepared by the Parties containing the data generated, analysis performed and conclusions reached, and any other information and results therewith in connection with the performance of the Research Program and a conclusion whether to advance a given Collaboration Product to CTA filing;

(f)review any updates provided to the JSC with respect to the Nkarta Activities for Nkarta Products;

(g)discuss, review and oversee CRISPR’s [***];

(h)in connection with the provision of a [***] provided by Nkarta to CRISPR pursuant to Section 5.2.1, [***];

(i)review and discuss the performance of any activities with respect to Additional Gene-Editing Targets, including with respect to the Third Party Gatekeeper; and

(j)perform such other duties as are specifically assigned to the JSC under this Agreement.

6.1.3.Decision Making.  The JSC members will use reasonable efforts to reach agreement on any and all matters that the JSC has the authority to decide and endeavor to reach consensus on all such matters, taking into consideration the views of each Party.  If the JSC is unable to reach consensus (with the CRISPR JSC members collectively having one (1) vote and the Nkarta JSC members collectively having one (1) vote) with respect to any such matter within [***] Business Days, the matter [***].  In resolving any matter that the JSC has authority to decide, the JSC will [***].

6.2.Other Committees.  The Parties may, by mutual agreement, form such other committees as may be necessary or desirable to facilitate the activities under this Agreement, and each member of such other committee will be of at least Director level of seniority (or higher) and have experience in the functional area that is the subject of such committee.  Any dispute arising from such committees or working groups will be escalated to the JSC for resolution.

6.3.Alliance Managers.

6.3.1.Appointment.  Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”).  Each Party may replace its Alliance Manager at any time by written notice to the other Party.

6.3.2.Specific Responsibilities.  The Alliance Managers may be, but will not be required to be, members of the JSC.  The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Parties’ activities pursuant to this Agreement and will have the following responsibilities:

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(a)schedule meetings of the JSC, prepare and circulate agendas to JSC members at least five (5) days prior to each JSC meeting and circulate reasonably detailed, draft written minutes from each meeting within fourteen (14) days after each such meeting;

(b)facilitate the flow of information and otherwise promoting communication, coordination and collaboration between the Parties;

(c)provide a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues; and

(d)perform such other functions as requested by the JSC.

6.4.Withdrawal.  A Party’s representation on the JSC and all other committees and working groups shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the authority of any such committee.  A Party shall have the right to withdraw, at any time, from participation on any or all of such committees upon 30 days’ prior written notice to the other Party, which notice shall be effective upon the expiration of such 30-day period.  Following the issuance of such notice:  (a) the withdrawing Party’s participation on the applicable committees shall be suspended; and (b) each Party shall have the obligation to provide and the right to continue to receive the information it would otherwise be required to provide and entitled to receive under the Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to the relevant committees pursuant to the Agreement.  If, at any time, following issuance of such a notice, the withdrawing Party wishes to resume participation in the relevant committee, the withdrawing Party shall notify the other Party in writing and, thereafter, the withdrawing Party’s representatives to the relevant committee shall be entitled to attend any subsequent meeting of such committee and to participate in the activities of, and decision-making by, such committee as provided in this Agreement as if such notice had not been issued by the withdrawing Party.  If a committee is disbanded, then any data and information of the nature intended to be shared within such committee shall be provided by each Party directly to the other Party.

Article 7.
DEVELOPMENT AND COMMERCIALIZATION

7.1.Development and Commercialization Terms.

7.1.1.Negotiation of Joint Development and Commercialization Agreement.  For each Collaboration Product, commencing at least [***] months before the anticipated filing of the first CTA for such Collaboration Product, the Parties shall in good faith negotiate toward an agreement for each such Collaboration Product pursuant to which the Parties would jointly develop and commercialize the Initial Collaboration Product and Second Collaboration Product (and, in the event of exercise of the CRISPR Option, the Third Collaboration Product) for use in the Field in the Territory (each, a “Joint Development and Commercialization Agreement” or “JDCA”); provided that if the CRISPR Option for the Third Collaboration Product is exercised later than such [***] month time period, the Parties shall in good faith negotiate a JDCA within [***] months of the exercise of the CRISPR Option for the Third Collaboration Product, as applicable.  Each Joint Development and Commercialization Agreement will be consistent with the principal terms set forth in Exhibit C attached hereto and incorporated herein by reference and include such other terms as mutually agreed to by the Parties, including allocation, if any, for any payments that may be owed by a Party with respect to such Collaboration Product under any CRISPR In-License Agreement or Nkarta In-License Agreement, as applicable.  If the Parties are unable to agree to a final form of Joint Development and Commercialization Agreement on or prior to the earlier of [***] months prior to

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the anticipated filing of a CTA for the Collaboration Product or if CRISPR exercises the CRISPR Option, if applicable, within [***] months after the exercise of the CRISPR Option (or such later date as agreed in writing by the Parties), then the Parties will [***].

Article 8.
LICENSE GRANTS

8.1.Licenses from CRISPR to Nkarta.

8.1.1.Research License During the Term.  Subject to the terms and conditions of this Agreement, CRISPR hereby grants to Nkarta and its Affiliates a non-exclusive, royalty-free, fully paid-up, worldwide license, with no right to grant sublicenses except to Subcontractors as provided under Section 2.8, under the CRISPR Technology solely to perform the Nkarta Activities during the Term.

8.1.2.Nkarta Product License.  Subject to the terms and conditions of this Agreement, CRISPR hereby grants to Nkarta and its Affiliates a non-exclusive, worldwide license, with the right to grant sublicenses (including through multiple tiers) to Nkarta Product Sublicensees as provided in Section 8.1.3 and Subcontractors as provided in Section 2.8, under the CRISPR Technology necessary to Research, Develop, Manufacture and Commercialize Nkarta Products for use in the Field in the Territory.

8.1.3Nkarta Product Sublicenses.  Nkarta may grant sublicenses (including through multiple tiers) of the license to it under Section 8.1.2 without CRISPR’s prior consent; provided, however, that: (a) each sublicense granted by Nkarta to any Nkarta Product Sublicensee pursuant to this Section 8.1.3 shall be subject to, and consistent with, the applicable terms and conditions of this Agreement (including Article 9 and Article 14) and shall require each Nkarta Product Sublicensee to comply with all applicable terms and conditions of this Agreement; and (b) each such sublicense terminates upon the termination of this Agreement.  In no event shall any sublicense granted pursuant to Section 8.1.3 diminish, reduce, relieve or eliminate any of the obligations of Nkarta under this Agreement.  [***].

8.1.3.Nkarta Joint Technology.  Subject to the terms and conditions of this Agreement, CRISPR hereby grants [***].  The term of this license shall [***].

8.2.Licenses from Nkarta to CRISPR.  Subject to the terms and conditions of this Agreement, Nkarta hereby grants to CRISPR a non-exclusive, royalty-free, fully paid-up, worldwide license, with no right to grant sublicenses except to Subcontractors as provided under Section 2.8, under the Nkarta Technology solely to perform the CRISPR Activities during the Term.

8.3.No Implied Licenses.  All rights in and to CRISPR Technology not expressly licensed or assigned to Nkarta under this Agreement are hereby retained by CRISPR or its Affiliates, and Nkarta agrees not to practice or use CRISPR Technology except as expressly permitted by this Agreement or any other written agreement between the Parties.  All rights in and to any Nkarta Technology not expressly licensed to CRISPR under this Agreement, are hereby retained by Nkarta or its Affiliates, and CRISPR agrees not to practice or use Nkarta Technology except as expressly permitted by this Agreement or any other written agreement between the Parties.  Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any intellectual property.

Article 9.
INTELLECTUAL PROPERTY

9.1.Ownership; Assignment.

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9.1.1.CRISPR Background Technology and Nkarta Background Technology.  As between the Parties, CRISPR will own and retain all of its rights, title and interest in and to the CRISPR Background Know-How and CRISPR Background Patents and Nkarta will own and retain all of its rights, title and interest in and to any Nkarta Background Know-How and Nkarta Background Patents, subject, in each case, to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

9.1.2.Program Technology; [***].

(a)As between the Parties, CRISPR will be the sole owner of any Know-How conceived, discovered, developed, invented or created solely by CRISPR or its Affiliates or Third Parties acting on their behalf while conducting CRISPR Activities under this Agreement (“CRISPR Program Know-How”) and any Patents that Cover or claim such Know-How (“CRISPR Program Patents” and together with the CRISPR Program Know-How, the “CRISPR Program Technology”), and will retain all of its rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by CRISPR to Nkarta under this Agreement.

(b)As between the Parties, Nkarta will be the sole owner of any Know-How conceived, discovered, developed, invented or created solely by Nkarta or its Affiliates or Third Parties acting on their behalf while conducting Nkarta Activities under this Agreement (“Nkarta Program Know-How”) and any Patents that Cover or claim Nkarta Program Know-How (“Nkarta Program Patents” and together with the Nkarta Program Know-How, the “Nkarta Program Technology”), and will retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by Nkarta to CRISPR under this Agreement.

(c)Any Know-How conceived, discovered, developed, invented or created under this Agreement jointly by Nkarta, its Affiliates or Third Parties acting on Nkarta’s behalf, on the one hand, and CRISPR, its Affiliates or Third Parties acting on CRISPR’s behalf, on the other hand, in each case, while conducting Research Activities, or otherwise collaborating, under this Agreement (“Joint Know-How”) and any Patents that Cover or claim Joint Know-How (“Joint Patents” and together with the Joint Know-How, the “Joint Technology”), will be owned jointly by the Parties on an equal and undivided basis, including all rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by one Party to the other Party under this Agreement.  Each Party agrees to assign, and hereby assigns, its right, title, and interest in any Joint Technology to the other Party so that each Party shall have a joint and undivided interest in such Joint Technology.  Except to the extent a Party is restricted by the licenses granted to the other Party and any other terms of this Agreement, each Party shall be entitled to practice and exploit the Joint Technology without any duty of accounting or obligation to seek consent from the other Party with respect thereto.

(d)[***].

9.1.3.New In-Licenses.  The Parties shall be free to in-license or otherwise acquire rights to intellectual property from any Third Party that, if so acquired by CRISPR would constitute part of the CRISPR Background Technology, or that, if so acquired by Nkarta, would constitute part of the Nkarta Background Technology, and that may, in either case, become subject to the licenses granted under this Agreement (each such agreement as is entered into by CRISPR is a “New CRISPR In-License” and each such agreement as is entered into by Nkarta is a “New Nkarta In-License”).

9.1.4.Nkarta Products.  As between the Parties, Nkarta will be the sole owner of any Know-How conceived, discovered, developed, invented or created solely by Nkarta or its Affiliates or Third Parties acting on their behalf while exercising its rights to such Nkarta Products under this Agreement (“Nkarta Product Know-How”) and any Patents that Cover or claim Nkarta Product Know-How (“Nkarta

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Product Patents” and together with the Nkarta Product Know-How, the “Nkarta Product Technology”), and will retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by Nkarta to CRISPR under this Agreement.

9.2.Prosecution and Maintenance of Patents.  The Parties hereby agree as follows with respect to the Prosecution and Maintenance of certain Patents.

9.2.1.CRISPR Patents.  As between the Parties, CRISPR will control and be responsible for all aspects of the Prosecution and Maintenance of CRISPR Patents (excluding Joint Patents).

9.2.2.Nkarta Patents.  As between the Parties, Nkarta will control and be responsible for all aspects of the Prosecution and Maintenance of all Nkarta Patents (excluding Joint Patents).

9.2.3.Joint Patents.

(a)[***] will have the first right, but not the obligation, to control and be responsible for all aspects of the Prosecution and Maintenance of all Joint Patents, using counsel selected by [***] and reasonably acceptable to [***].  [***] will promptly inform [***] through the Parties’ respective Patent Coordinators as to material developments with respect to the Prosecution and Maintenance of the Joint Patents.  [***] will confer with [***] and consider in good faith and reasonably incorporate or implement [***] comments prior to submitting filings and correspondence for the Joint Patents, provided that [***] provides such comments promptly (given the filing deadline) after receiving the draft filings and correspondence from [***].  [***] agrees to reasonably cooperate with [***] in the Prosecution and Maintenance of the Joint Patents, including (i) executing all papers and instruments so as to enable [***] to apply for and to prosecute the Joint Patents to the extent provided for in this Agreement, and (ii) promptly informing [***] of any matters coming to [***] attention that may materially affect the Prosecution and Maintenance of any Joint Patents.

(b)If, during the Term, [***] intends not to file or to abandon any Joint Patent, [***] will notify [***] of such intention at least [***] days before the deadline for filing such Joint Patent or the date such Joint Patent will become abandoned, and [***] will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof with counsel of its own choice.  In such event, [***] will keep [***] reasonably informed through the Parties’ respective Patent Coordinators as to material developments with respect to the Prosecution and Maintenance of any such Joint Patent.  [***] will confer with [***] and consider in good faith [***] comments prior to submitting filings and correspondence for the Joint Patents, provided that [***] provides such comments promptly (given the filing deadline) after receiving the draft filings and correspondence from [***].  [***] agrees to reasonably cooperate with [***] in the Prosecution and Maintenance of the Joint Patents, including (i) executing all papers and instruments so as to enable [***] to apply for and to prosecute the Joint Patents to the extent provided for in this Agreement, and (ii) promptly informing [***] of any matters coming to [***] attention that may materially affect the Prosecution and Maintenance of any Joint Patents.

(c)Neither Party will make any Patent submission (including the filing of patent applications) with respect to any Joint Patent, to the extent that it could reasonably be expected to prejudice or adversely affect the potential patentability of any claimed subject matter of a CRISPR Background Patent (in the case of Nkarta) or Nkarta Background Patent (in the case of CRISPR), except with the other Party’s prior written consent (such consent not to be unreasonably withheld and such consent to be negotiated in good faith with all due consideration to any deadlines).

9.3.Patent Coordinators.  Each Party will appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party's primary liaison with the other Party

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on matters relating to the Prosecution and Maintenance and enforcement of Nkarta Program Patents, CRISPR Program Patents and Joint Patents.  The Patent Coordinators will meet in person or by means of telephone or video conference at least once each Calendar Quarter during the Term.  Each Party may replace its Patent Coordinator at any time by providing notice in writing to the other Party.  The initial Patent Coordinators will be:

For Nkarta: [***]

For CRISPR: [***]

9.4.Defense of Claims Brought by Third Parties.  If a Third Party initiates a Proceeding against either Party claiming a Patent owned by or licensed to such Third Party is infringed by the Research Activities, each Party that is named as a defendant in such Proceeding will have the right to defend itself in such Proceeding, including settlement of any such Proceeding.  The other Party will reasonably assist the defending Party in defending such Proceeding and cooperate in any such litigation [***].  The defending Party will provide the other Party with prompt written notice of the commencement of any such Proceeding and will keep the other Party apprised of the progress of such Proceeding and will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.  If both Parties are named as defendants in any Proceeding, both Parties may defend such Proceeding and the Parties will reasonably cooperate with respect to such defense.

9.5.Enforcement of Patents.

9.5.1.Joint Patents.

(a)Duty to Notify.  If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Joint Patents, such Party will promptly notify the other Party in writing and will provide such other Party with available information regarding such infringement.

(b)Primary Right.  [***] will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect to defense or enforcement of the Joint Patents.  [***] will have the right to engage counsel of its own choice in connection with such Proceeding [***].  [***] will provide [***] with prompt written notice of the commencement of any such Proceeding, and [***] will keep [***] apprised of the progress of such Proceeding.

(c)Secondary Right.  If [***] fails to cause the termination of an infringement of the Joint Patents and fails to initiate a Proceeding with respect thereto no later than [***] days after receipt of notice thereof, [***] will have the right, but not the obligation, to institute, prosecute, and control a Proceeding with respect to enforcement of the relevant Joint Patents.  [***] will have the right to engage counsel of its own choice in connection with such Proceeding [***]. [***] will provide [***] with prompt written notice of the commencement of any such Proceeding, and [***] will keep [***] apprised of the progress of such Proceeding.

(d)Share of Recoveries.  Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 9.5.1 will be shared as follows:  (i) the amount of such recovery will first be applied to [***]; then (ii) any remaining proceeds will be [***].

9.5.2.Patents Solely Owned by CRISPR.  CRISPR will retain all rights to pursue an infringement of any Patent solely owned by CRISPR and CRISPR will retain all recoveries with respect thereto.

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9.5.3.Patents Solely Owned by Nkarta.  Nkarta will retain all rights to pursue an infringement of any Patent solely owned by Nkarta and Nkarta will retain all recoveries with respect thereto.

9.6.CREATE Act.  Notwithstanding anything to the contrary in this Article 9, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 9 without the prior written agreement of the Parties.  With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

Article 10.
FINANCIALS

10.1.Milestone Payments for Nkarta Products.  Nkarta shall pay to CRISPR the milestone payments set forth in this Section 10.1 within the period of time set forth herein.

10.1.1.Event Milestones.  Nkarta shall, in connection with the first occurrence of each milestone event listed below with respect to each Nkarta Product (whether achieved by Nkarta, its Affiliate or a sublicensee), pay CRISPR the milestone payments listed below in accordance with the procedure set forth in Section 10.1.2.  Each such payment shall be non-refundable and non-creditable.

Milestone Event	Milestone Payment (in US Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The term “Indication” as used above means, with respect to a particular Nkarta Product, [***].

10.1.2.Notice of Event Milestone Achievement.  Nkarta shall notify CRISPR in writing within [***] days following the achievement of each milestone event set forth in Section 10.1.1, and Nkarta shall, with respect to achievement of each milestone event set forth in Section 10.1.1, within [***] days following the receipt of an invoice for achievement of each such milestone event, pay CRISPR the appropriate milestone payment.

10.2.Royalties.

10.2.1.Royalties for Nkarta Products.

(a)Nkarta shall pay CRISPR royalties on a Calendar Quarterly basis with respect to Net Sales during such Calendar Quarter, for each Nkarta Product calculated on a worldwide basis, as set forth in this Section 10.2.  Royalties payable under this Section 10.2 shall be paid by Nkarta to CRISPR on an Nkarta Product-by-Nkarta Product and country-by-country basis from the date of First Commercial Sale of each Nkarta Product in a country with respect to which royalty payments are due, until the latest of: [***] (“Royalty Term”).

(b)During the Royalty Term, on an Nkarta Product-by-Nkarta Product basis, Nkarta shall pay to CRISPR a royalty on total annual Net Sales in the Territory equal to the following portions of Net Sales multiplied by the applicable royalty rate for such portion:

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Portion of Total Annual Net Sales of Each Nkarta Product in a Calendar Year	Royalty Rate
Up to [***]	[***]
Greater than or equal to [***] and less than [***]	[***]
Greater than or equal to [***]	[***]

By way of example, if the annual Net Sales of a given Nkarta Product in a particular Calendar Year are [***].

(c)Royalties payable under this Section 10.2 shall be subject to the following offsets and reductions:

(i)If there is no Valid Claim [***] claiming or Covering a given Nkarta Product in such country, and either: (A) [***]; or (B) [***], then, commencing in the first Calendar Quarter after the date on which there is no such Valid Claim [***] and continuing for each Calendar Quarter until the end of the Royalty Term for such Nkarta Product in such country, the applicable royalty rate that would otherwise be owed on such Net Sales of such Nkarta Product in such country will be reduced to [***] of the rates set forth in Section 10.2.1(b).

(ii)If one or more Biosimilar Products with respect to an Nkarta Product are being sold in a country in a Calendar Quarter, then, the royalty rate applicable to Net Sales of such Nkarta Product in such country in such Calendar Quarter shall be reduced to [***] of the rates set forth in Section 10.2.1(b) in any Calendar Quarter during which such Biosimilar Product(s), by total sales in such country [***].

(iii)[***].

(iv)If: [***].

10.2.2.Reports; Payment of Royalty.  During the Royalty Term following the First Commercial Sale of Nkarta Product, Nkarta shall within [***] days after the end of each of the first three (3) Calendar Quarters, and within [***] days after the end of the fourth Calendar Quarter, furnish to CRISPR a written report for such Calendar Quarter showing, unless otherwise agreed by the Parties in writing: (a) for each of the Major Markets, on an Nkarta Product-by-Nkarta Product basis, the Net Sales and royalties due during such Calendar Quarter; and (b) for all other sales outside of the Major Markets, on an Nkarta Product-by-Nkarta Product basis, the Net Sales and royalties due during such Calendar Quarter.  Nkarta shall pay all royalties due under this Agreement with respect to a Calendar Quarter by the date that the report for each such Calendar Quarter is due.

10.3.Sublicensing Income.  Subject to Section 10.3.3, Nkarta shall pay to CRISPR a portion of certain non-royalty sublicensing income received from the sublicensing of [***] (each sublicense agreement, an “Nkarta Product Sublicense Agreement”, and each sublicensee, an “Nkarta Product Sublicensee”) in accordance with the following:

10.3.1.for any Nkarta Products sublicensed under an Nkarta Product Sublicense Agreement prior to [***]; and

10.3.2.for any Nkarta Products sublicensed after [***].

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10.3.3.Notwithstanding anything to the contrary, the following shall be excluded from the scope of any sublicensing income on which Nkarta owes CRISPR under Section 10.3.1 or Section 10.3.2: [***].

10.4.[***].

10.5.Third Party Payments.  Each Party shall bear all Third Party license payments, milestones, royalties, damages and other payments owed with respect to the Nkarta Products in consideration for a license under intellectual property that is either: (a) licensed or sublicensed to a Party or any of its Affiliates as of the Effective Date; or (b) intellectual property that a Party has received notice of potential infringement from a Third Party as of the Effective Date.  [***].

10.6.Payment Date.  Any payments that are not paid on or before the date such payments are due under this Agreement shall bear simple interest at an annual rate equal to the lesser of: (a) the “prime rate” as reported by The Wall Street Journal, plus [***]; or (b) the highest rate permitted by applicable Law, in each case calculated on the number of days such payment is delinquent, compounded monthly; except that, with respect to any disputed payments, no interest payment will be due on the disputed amount until such dispute is resolved and the interest that will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

10.7.Audits.

10.7.1.Auditor.  Each of CRISPR, with respect to Collaboration Products and Nkarta Products, and Nkarta, with respect to Collaboration Products, may, upon such auditing Party’s request and at [***], cause an internationally recognized independent accounting firm selected by such auditing Party (the “Auditor”) to audit, during ordinary business hours, the books and records of the other Party, its Affiliates and sublicensees and the correctness of any payment made or required to be made, and any report underlying any such payment (or lack thereof), pursuant to the terms of this Agreement.  Prior to commencing its work pursuant to this Agreement, the Auditor will enter into an appropriate confidentiality agreement with the audited Party obligating the Auditor to be bound by obligations of confidentiality and restrictions on use of such audited Party’s Confidential Information that are no less restrictive than the obligations set forth in Article 14.

10.7.2.Limitations.  In respect of each audit of each audited Party, its Affiliates’ and sublicensees’ books and records: (a) the audited Party and each of its Affiliates and sublicensees may be audited only once per Calendar Year; (b) no books and records for any given Calendar Year may be audited more than once, but such audited Party’s and its Affiliates’ and sublicensees’ books and records shall still be made available if such records impact another Calendar Year being audited; and (c) the auditing Party shall only be entitled to audit books and records of the audited Party from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

10.7.3.Audit Notice.  In order to initiate an audit for a particular Calendar Year, the auditing Party shall provide written notice of such audit to the audited Party, and an information request list identifying the applicable period, and books and records, for such audit.  The audited Party shall, and shall ensure that its Affiliates and sublicensees, reasonably accommodate the scheduling of such audit.  The audited Party shall, and shall ensure that its Affiliates and sublicensees, provide the Auditor with reasonable access to the applicable books and records for such period and otherwise reasonably cooperate with such audit.

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10.7.4..Payments.  If the audit shows any under-reporting or underpayment, or overpayment by the audited Party, that under-reporting, underpayment or overpayment shall be reported to the auditing Party, and: (a) the audited Party shall remit any underpayment (together with interest at the rate set forth in Section 10.6) to the auditing Party within [***] days after receiving the audit report; and (b) the auditing Party may credit any overpayment to the auditing. Party against future payments owed by the audited Party to the auditing Party under this Agreement.  Further, if the audit for any Calendar Year shows an under-reporting or underpayment by the audited Party for that Calendar Year in excess of [***] of the amounts properly determined, the audited Party shall reimburse the auditing Party for its reasonable Out-of-Pocket Costs in connection with such audit, which reimbursement shall be made within [***] days after receiving appropriate invoices and other support for such audit-related costs.

10.8.Tax Matters.

10.8.1.Taxes on Income.  Notwithstanding anything else in this Section 10.8, each Party shall solely bear and pay all Taxes imposed on such Party’s net income or gain (in each case, however denominated) arising directly or indirectly from the activities of the Parties under this Agreement.

10.8.2Tax Cooperation.  The Parties shall use Commercially Reasonable Efforts to cooperate with one another and shall use Commercially Reasonable Efforts to avoid or reduce, to the extent permitted by Applicable Laws, tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Nkarta to CRISPR under this Agreement.  [***].  To the extent that amounts are so withheld and paid to the proper taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to whom such amounts were withheld.  Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for Nkarta to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be [***].

10.9.Payment Method and Exchange Rate.  Nkarta shall pay all amounts due hereunder in United States dollars by electronic funds transfer of immediately available funds to the bank account CRISPR designates in writing from time to time.  Conversion of sales recorded in local currencies to United States dollars shall be performed in a manner consistent with Nkarta’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, consistently applied.

Article 11.
REPRESENTATIONS AND WARRANTIES

11.1.Representations and Warranties of Nkarta.  Nkarta hereby represents and warrants to CRISPR, as of the Effective Date, that, except as otherwise set forth on Schedule 11.1:

11.1.1.Nkarta is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2.Nkarta: (a) has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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11.1.3.Nkarta has the requisite resources and expertise to perform its obligations hereunder;

11.1.4.this Agreement has been duly executed and delivered on behalf of Nkarta, and constitutes a legal, valid and binding obligation, enforceable against Nkarta in accordance with the terms hereof;

11.1.5.the execution, delivery and performance of this Agreement by Nkarta does not and will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which Nkarta is a party or by which Nkarta is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over Nkarta;

11.1.6.Nkarta has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement;

11.1.7.the Nkarta Technology constitutes all of the Patents and Know-How Controlled by Nkarta that are necessary to: (a) conduct the Research Program; or (b) conduct Nkarta Activities on Nkarta Products;

11.1.8.Nkarta is the sole and exclusive owner or exclusive licensee of the Nkarta Background Patents, free and clear of any liens, charges and encumbrances (other than encumbrances under the terms of any agreement pursuant to which any such Patents are licensed to Nkarta), and neither any license granted by Nkarta to any Third Party, nor any license granted by any Third Party to Nkarta conflicts with the license grants to CRISPR under Section 8.2 and Nkarta is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Nkarta Background Patents it purports to grant to CRISPR under this Agreement;

11.1.9.Schedule 11.1.9 sets forth a true, correct and complete list of all Nkarta Background Patents as of the Effective Date and indicates whether such Patent is owned by Nkarta or licensed by Nkarta from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed;

11.1.10.to its Knowledge, no Third Party (a) is infringing any Nkarta Background Patents or (b) has challenged the extent, validity or enforceability of Nkarta Background Patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

11.1.11.there are no judgments or settlements against or owed by Nkarta or, to Nkarta’s Knowledge, pending or threatened claims or litigation, in either case relating to the Nkarta Background Technology;

11.1.12.there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Nkarta’s Knowledge, threatened against Nkarta, any of its Affiliates or any Third Party, in each case in connection with the Nkarta Background Technology or relating to the transactions contemplated by this Agreement; and

11.1.13.Nkarta has not employed (and, to Nkarta’s Knowledge, Nkarta has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction

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of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement.

11.2.Representations and Warranties of CRISPR.  CRISPR hereby represents and warrants to Nkarta, as of the Effective Date, that, except as otherwise set forth on Schedule 11.2:

11.2.1.CRISPR is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.2.2.CRISPR: (a) has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

11.2.3.CRISPR has the requisite resources and expertise to perform its obligations hereunder;

11.2.4.this Agreement has been duly executed and delivered on behalf of CRISPR, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

11.2.5.the execution, delivery and performance of this Agreement by CRISPR does not and will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over CRISPR;

11.2.6.CRISPR has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by CRISPR in connection with the execution and delivery of this Agreement;

11.2.7.the CRISPR Technology constitutes all of the Patents and Know-How Controlled by CRISPR that are necessary to: (a) conduct the Research Program; or (b) conduct CRISPR Activities on Nkarta Products;

11.2.8.CRISPR is the sole and exclusive owner or exclusive licensee of the CRISPR Background Patents, free and clear of any liens, charges and encumbrances (other than encumbrances under the terms of any agreement pursuant to which any such Patents are licensed to CRISPR), and neither any license granted by CRISPR to any Third Party, nor any license granted by any Third Party to CRISPR conflicts with the license grants to Nkarta under Section 8.1 and CRISPR is entitled to grant all rights and licenses (or sublicenses, as the case may be) under CRISPR Background Patents it purports to grant to Nkarta under this Agreement;

11.2.9.Schedule 11.2.9 sets forth a true, correct and complete list of all CRISPR Background Patents as of the Effective Date and indicates whether such Patent is owned by CRISPR or licensed by CRISPR from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed;

11.2.10.to its Knowledge, no Third Party (a) is infringing any CRISPR Background Patents or (b) has challenged the extent, validity or enforceability of CRISPR Background Patents (including by way of example through the institution or written threat of institution of interference, nullity or similar

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invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

11.2.11.there are no judgments or settlements against or owed by CRISPR or, to CRISPR’s Knowledge, pending or threatened claims or litigation, in either case relating to the CRISPR Background Technology;

11.2.12.there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to CRISPR’s Knowledge, threatened against CRISPR, any of its Affiliates or any Third Party, in each case in connection with the CRISPR Background Technology or relating to the transactions contemplated by this Agreement; and

11.2.13.CRISPR has not employed (and, to CRISPR’s Knowledge, CRISPR has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement.

11.3.CRISPR Covenants.  CRISPR hereby covenants to Nkarta that, except as expressly permitted under this Agreement:

11.3.1.it will maintain and not breach any CRISPR In-License Agreements that provide a grant of rights from such Third Party to CRISPR that are Controlled by CRISPR and are licensed from CRISPR to Nkarta for a Collaboration Product or an Nkarta Product under this Agreement;

11.3.2.it will promptly notify Nkarta of any material breach by one or more CRISPR Entities or a Third Party of any CRISPR In-License Agreements (including any New CRISPR In-License) that provides a grant of rights from such Third Party to one or more CRISPR Entities and are licensed or may reasonably expected to become subject to a license from CRISPR to Nkarta to conduct Nkarta Activities, or for a Collaboration Product or an Nkarta Product, or otherwise under this Agreement;

11.3.3.it will not, and will cause its Affiliates not to license, sell, assign or otherwise transfer to any Person any CRISPR Technology (or agree to do any of the foregoing), except as will not adversely restrict, limit or encumber the rights granted to Nkarta under Section 8.1;

11.3.4.it will notify Nkarta of any intellectual property rights of any Third Party that relate primarily to Gene-Editing Technology and that CRISPR determines are necessary for the practice of any CRISPR Background Technology and are not subject to a CRISPR In-License Agreement;

11.3.5.it will use Commercially Reasonable Efforts to obtain and maintain the requisite resources and expertise to perform its obligations hereunder;

11.3.6.all employees and Subcontractors of CRISPR performing CRISPR Activities hereunder on behalf of CRISPR will be obligated to assign to CRISPR all right, title and interest in and to any inventions developed by them, whether or not patentable, or, solely with respect to Subcontractors, grant exclusive license rights to CRISPR with a right to grant sublicenses through multiple tiers;

11.3.7.it will not engage, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA or any foreign equivalent, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction; and

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11.3.8.it will inform Nkarta in writing promptly if it or any Person engaged by CRISPR or any of its Affiliates who is performing CRISPR Activities under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or subject to any such similar sanction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to CRISPR’s Knowledge, is threatened, relating to the debarment or conviction of CRISPR, any of its Affiliates or any such Person performing CRISPR Activities hereunder.

11.4.Nkarta Covenants.  Nkarta hereby covenants to CRISPR that, except as expressly permitted under this Agreement:

11.4.1.it will maintain and not breach any Nkarta In-License Agreements that provide a grant of rights from such Third Party to Nkarta that are Controlled by Nkarta and are licensed or may become subject to a license from Nkarta to CRISPR for a Collaboration Product under this Agreement;

11.4.2.it will promptly notify CRISPR of any material breach by Nkarta or a Third Party of any Nkarta In-License Agreements (including any New Nkarta In-License) that provides a grant of rights from such Third Party to Nkarta and are licensed or may become subject to a license from Nkarta to CRISPR to conduct CRISPR Activities or for a Collaboration Product under this Agreement;

11.4.3.it will not, and will cause its Affiliates not to license, sell, assign or otherwise transfer to any Person any Nkarta Technology (or agree to do any of the foregoing), except as will not adversely restrict, limit or encumber the rights granted to CRISPR under Section 8.2;

11.4.4.it will notify CRISPR of any intellectual property rights of any Third Party that relate primarily to NK Cell Technology and that Nkarta determines are necessary for the practice of any Nkarta Background Technology and are not subject to a Nkarta In-License Agreement;

11.4.5.it will use Commercially Reasonable Efforts to obtain and maintain the requisite resources and expertise to perform its obligations hereunder;

11.4.6.all employees and Subcontractors of Nkarta performing Nkarta Activities hereunder on behalf of Nkarta will be obligated to assign to Nkarta all right, title and interest in and to any inventions developed by them, whether or not patentable, or, solely with respect to Subcontractors, grant exclusive license rights to Nkarta with a right to grant sublicenses through multiple tiers;

11.4.7.it will not engage, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA or any foreign equivalent, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction; and

11.4.8.it will inform CRISPR in writing promptly if it or any Person engaged by Nkarta or any of its Affiliates who is performing Nkarta Activities under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or subject to any such similar sanction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Nkarta’s Knowledge, is threatened, relating to the debarment or conviction of CRISPR, any of its Affiliates or any such Person performing Nkarta Activities hereunder.

11.5.Disclaimer.  Except as otherwise expressly set forth in this Agreement, neither Party nor its Affiliates makes any representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability or fitness for a particular purpose.  Nkarta and CRISPR understand that each Collaboration Product is the subject of ongoing Research and that neither Party can

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assure the safety, usefulness or commercial or technical viability of any Collaboration Product or the results of the Research Program.

Article 12.
INDEMNIFICATION; INSURANCE

12.1.Indemnification by Nkarta.  Nkarta will indemnify, defend and hold harmless CRISPR, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, an “CRISPR Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that any CRISPR Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of any claim by any Third Party based on:

12.1.1.[***]; or

12.1.2.[***].

12.2.Indemnification by CRISPR.  Each CRISPR Entity will jointly and severally indemnify, defend and hold harmless Nkarta and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Nkarta Indemnified Party”) from and against any and all Liabilities that any Nkarta Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

12.2.1.[***]; or

12.2.2.[***].

12.3.Procedure.  Each Party will notify the other Party in writing if it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) will be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 12, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide a copy to the Indemnifying Party of any complaint, summons or other written or verbal notice that the Indemnified Party receives in connection with any such claim.  An Indemnified Party’s failure to deliver written notice will relieve the Indemnifying Party of liability to the Indemnified Party under this Article 12 only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim.  Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise and any failure to contest prior to assuming control will be deemed to be an admission of the obligation to indemnify.  The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim [***].

12.4.Insurance.  Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request.  Notwithstanding the foregoing, either Party may self-insure to the extent that it self-insures for its other activities.

12.5.Limitation of Consequential Damages.  Except for (a) claims of a Third Party that are subject to indemnification under this Article 12, (b) claims arising out of a Party’s willful misconduct, or (c) a Party’s breach of Article 3 or Article 14, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates for any incidental, consequential, special, punitive or other indirect damages or lost

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or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

Article 13.
TERM; TERMINATION

13.1.Term.  This Agreement is effective as of the Effective Date and will continue in full force and effect until terminated in accordance with the other provisions of this Article 13, and the consequences of such termination are set forth in Section 13.3.1, 13.3.2 and 13.4.  On an Nkarta Product-by-Nkarta Product basis, upon the expiration (but not early termination) of the Royalty Term for each Nkarta Product, the licenses granted to Nkarta for such Nkarta Product shall continue in effect, as non-exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable licenses, with the right to grant sublicenses through multiple tiers, with respect to such Nkarta Product in the Field in the Territory.

13.2.Termination of the Agreement.

13.2.1.Termination for Material Breach.  If a Party materially breaches this Agreement either in its entirety or with respect to a particular Collaboration Product for which the Parties have not entered a JDCA and begun work under such JDCA (including if a Party fails to use Commercially Reasonable Efforts to perform its Research Activities set forth in a Research Plan as required under Section 2.6.1 with respect to such Collaboration Product) or Nkarta Product, then the other Party may deliver written notice of such material breach to such Party.  If the breach is curable, the Breaching Party will have [***] days from the receipt of such notice to cure such breach.  If either the Breaching Party fails to cure such breach within [***] day period or the breach is not subject to cure, the Non-Breaching Party, in its sole discretion, may terminate this Agreement in its entirety or with respect to the applicable Collaboration Product for which the Parties have not entered a JDCA and begun work under such JDCA, as applicable (in each case, a “Terminated Product”) or with respect to the applicable Nkarta Product, by providing written notice to the Breaching Party.  Any right to terminate this Agreement under this Section 13.2.1 shall be stayed and the applicable cure period tolled if, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 15.1 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 15.1.  If a Party is determined to be in material breach of this Agreement, the other Party may terminate this Agreement if the Breaching Party fails to cure the breach within the balance of the [***] day cure period after the conclusion of the dispute resolution procedure.

13.2.2.Termination for Insolvency. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] days of the filing thereof (each, an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice.

(a)All rights and licenses now or hereafter granted by a Party under or pursuant to this Agreement are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code.  Upon the occurrence of any Insolvency Event with respect to a Party (the “Licensor Party”), the Granting Party agrees that the other Party (the “Licensee Party”), as licensee of such rights under Section 8.1 or 8.2, as applicable, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to payment of the Licensee Party’s royalty obligations under this Agreement.  Without limiting the generality of the foregoing, Licensor Party and Licensee Party intend and agree that any sale of Licensor Party’s assets under

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Section 363 of the U.S. Bankruptcy Code shall be subject to Licensee Party’s rights under Section 365(n) of the U.S. Bankruptcy Code, that Licensee Party cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Licensee Party’s rights under this Agreement and Section 365(n) of the U.S. Bankruptcy Code without the express, contemporaneous and written consent of Licensee Party.  The Licensor Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed under this Agreement.  Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals and Marketing Approvals (and all applications for Regulatory Approval and Marketing Approval) and rights of reference therein.  If (x) a case under the U.S. Bankruptcy Code is commenced by or against a Licensor Party, (y) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (z) the Licensee Party elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, the Licensor Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(i)provide to the Licensee Party all such intellectual property licensed to the Licensee Party under Section 8.1 or 8.2, as applicable (including all embodiments thereof), held by the Licensor Party and such successors and assigns, or otherwise available to them, immediately upon the Licensee Party’s written request.  Whenever the Licensor Party or any of its successors or assigns provides to the Licensee Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section, the Licensee Party will have the right to perform the Licensor Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Licensee Party will release the Licensor Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii)not interfere with the Licensee Party’s rights under this Agreement, to such intellectual property licensed to the Licensee Party under Section 8.1 or 8.2 of this Agreement, as applicable (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

(b)All rights, powers and remedies of the Licensee Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to the Licensor Party.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):

(i)the right of access to any intellectual property rights licensed to the Licensee Party under Section 8.1 or 8.2, as applicable (including all embodiments thereof), by the Licensor Party, or any Third Party with whom the Licensor Party contracts to perform an obligation of the Licensor Party under this Agreement, and, in the case of any such Third Party, which is necessary for the Research Activities; and

(ii)the right to contract directly with any Third Party to complete the Research Activities.

13.2.3.Termination by Nkarta for Convenience.  At any time, Nkarta may terminate this Agreement, at its sole discretion and at-will, on an Nkarta Product-by-Nkarta Product basis, by providing written notice of termination to CRISPR, which notice includes an effective date of termination at least

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[***] days after the date of the notice, except that, prior to the expiry of the CRISPR Option Period, in no event shall Nkarta be entitled to terminate this Agreement with respect to [***].

13.3.Consequences of Termination of the Agreement.

13.3.1.In General.  If this Agreement is terminated by a Party in accordance with this Article 13 at any time and for any reason, the following terms will apply (either with respect to this Agreement in its entirety or with respect to the applicable Terminated Product or Nkarta Product):

(a)The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information, except to the extent such Confidential Information is subject to a license or similar grant of rights that survives such termination.  Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes subject to an ongoing obligation of confidentiality.

(b)Termination of this Agreement or with respect to a Terminated Product or Nkarta Product for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

(c)The following provisions of this Agreement will survive any termination of this Agreement:  Sections 2.8 (last sentence thereof), 2.9.1(a) and (b) (for purposes of final reconciliation), 2.9.1(d) (for the time period set forth therein), 2.10, 8.3, 9.1.1, 9.1.2, 9.1.4, 9.2, 9.4, 9.5, 9.6, 10.2.1 (with respect to royalties accruing prior to the expiration or termination), 10.2.2 (with respect to Net Sales occurring prior to the expiration or termination), 10.3 (with respect to sublicensing income accruing prior to the expiration or termination), 10.5 (with respect to royalties accruing prior to the expiration or termination), 10.6, 10.7, 10.8, 10.9, 11.5, 12.1, 12.2, 12.3, 12.5, 13.3 and 13.4 and ARTICLE 1, ARTICLE 14, ARTICLE 15 and ARTICLE 16. .

13.3.2.Specific Consequences of Termination for Collaboration Products.  The provisions of this Section 13.3.2 shall apply with respect to all Collaboration Products if this Agreement is terminated in its entirety, or solely with respect to a Terminated Product if the termination was with respect to a given Terminated Product.  If this Agreement expires or is terminated by a Party in accordance with this Article 13 at any time and for any reason, the following terms will apply (either with respect to this Agreement in its entirety or with respect to the applicable Terminated Product):

(a)The following terms shall have the following meanings for purposes of this Section 13.3.2:

(i)If CRISPR terminates: (A) this Agreement in its entirety or with respect to a Terminated Product, as applicable, pursuant to Section 13.2.1 because of an uncured material breach by Nkarta; or (B) this Agreement in its entirety under Section 13.2.2 because Nkarta suffers an Insolvency Event, then, for purposes of this Section 13.3.2, CRISPR shall be deemed the Continuation Party and Nkarta shall be deemed to be the Granting Party.

(ii)If Nkarta terminates: (A) this Agreement in its entirety or with respect to a Terminated Product, as applicable, pursuant to Section 13.2.1 because of an uncured material breach by CRISPR; or (B) this Agreement in its entirety under Section 13.2.2 because CRISPR suffers an Insolvency Event, then, for purposes of this Section 13.3.2, Nkarta shall be deemed the Continuation Party and CRISPR shall be deemed to be the Granting Party.

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(iii)The identification of the Granting Party shall be determined by reference to Section 13.3.2(a)(i) or Section 13.3.2(a)(ii), as applicable (the “Granting Party”), and the identification of the Continuation Party shall be determined by reference to Section 13.3.2(a)(i) or Section 13.3.2(a)(ii), as applicable (the “Continuation Party”).

(b)The licenses in Sections 8.1.1, 8.1.2, and 8.2 with respect to the applicable Terminated Product, and any sublicenses of those licenses, shall automatically terminate as of the effective date of such termination, and the rights under such licenses and sublicenses shall revert to the licensing Party.

(c)The Granting Party and the Continuation Party shall promptly begin negotiating in good faith the commercially reasonable terms (including milestone payments and royalties) of a license agreement (the “Continuation Agreement”) under which the Granting Party, subject to the terms and conditions of this Agreement, would grant to the Continuation Party a [***].  Notwithstanding anything to the contrary herein, to the extent that any CRISPR Technology or Nkarta Technology, as applicable, is Controlled by the Granting Party pursuant to the terms of any Third Party agreement, any such license shall be subject to any applicable terms and conditions of such Third Party agreement, including any payment obligations to such Third Party that would arise from the Continuation Party’s exercise of a license under such CRISPR Technology or Nkarta Technology, as applicable.  If the Parties are unable to agree to a final form of Continuation Agreement [***] months after the start of negotiating such Continuation Agreement (or such later date as agreed in writing by the Parties), then the Parties will [***].

(d)Under the Continuation Agreement, the Granting Party would do the following to allow the Continuation Party to continue Researching, Developing, Manufacturing and Commercializing such Terminated Product in the Field (it being agreed that the Parties intend to use Commercially Reasonable Efforts to minimize any material business interruptions):

(i)[***];

(ii)[***];

(iii)no later than [***] after the effective date of the Continuation Agreement, [***];

(iv)as promptly as practicable, transfer to the Continuation Party [***];

(v)Under the Continuation Agreement, [***];

(vi)if the Granting Party [***].

(vii)Under the Continuation Agreement, if the Continuation Party so requests, the Granting Party would transfer to the Continuation Party [***];

(viii)Under the Continuation Agreement, undertake, and coordinate with the Continuation Party [***];

(ix)Under the Continuation Agreement, provide [***]; and

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(x)execute all documents and take all such further actions as may be reasonably necessary and requested by the Continuation Party in order to give effect to the foregoing clauses.

(e)Each Party shall provide [***].

(f)Upon a termination of this Agreement with respect to a given Terminated Product, the Granting Party shall not, itself or with or through any Affiliates or Third Parties, [***].

13.4.Specific Consequences of Termination for Nkarta Products.

(a)If: (i) CRISPR terminates: (A) this Agreement in its entirety or with respect to a Terminated Product, as applicable, pursuant to Section 13.2.1 because of an uncured material breach by Nkarta; or (B) this Agreement in its entirety under Section 13.2.2; or (ii) Nkarta terminates either this Agreement or any Nkarta Product pursuant to Section 13.2.3, then, Nkarta or its Affiliates or sublicensees may sell any Nkarta Products in existence as of the effective date of such termination over a period of [***] days after the effective date of such termination, subject to payment of applicable royalties on such sales under Section 10.2, and after such sell-off period, Nkarta shall cease and discontinue (and shall cause its Affiliates and sublicensees to cease and discontinue) the Research, Development, Manufacture and Commercialization of such Nkarta Product.  Except for the foregoing right to sell existing inventory of Nkarta Products, the licenses in Section 8.1.2, and any sublicenses of those licenses, shall automatically terminate as of the effective date of such termination, and the rights under such licenses and sublicenses shall revert to the licensing Party.  The termination and reversion of rights shall apply on an Nkarta Product-by-Nkarta Product basis, or with respect to all Nkarta Products, depending on whether the applicable termination is for a given Nkarta Product or for the entire Agreement.

(b)If Nkarta terminates: (A) this Agreement in its entirety or with respect to any Nkarta Product, as applicable, pursuant to Section 13.2.1 because of an uncured material breach by CRISPR; or (B) this Agreement in its entirety under Section 13.2.2, then: (i) Nkarta or its Affiliates or sublicensees may sell any Nkarta Products in existence as of the effective date of such termination over a period of [***] days after the effective date of such termination, subject to payment of applicable royalties on such sales under Section 10.2; (ii) except for the foregoing right to sell existing inventory of Nkarta Products, the licenses in Section 8.1.2, and any sublicenses of those licenses, shall automatically terminate as of the effective date of such termination, and the rights under such licenses and sublicenses shall revert to the licensing Party; and (iii) CRISPR and Nkarta shall promptly begin negotiating in good faith the commercially reasonable terms (including milestone payments and royalties) of a license agreement (the “Nkarta Product Continuation Agreement”) under which CRISPR, subject to the terms and conditions of this Agreement, would grant to Nkarta a non-exclusive, royalty bearing license under the CRISPR Technology that is necessary or reasonably useful to Research, Develop, Manufacture and Commercialize the applicable Nkarta Product(s) for use in the Field.  The foregoing license shall be sublicensable solely to the recipient of a license by Nkarta of intellectual property Controlled by Nkarta that pertains to such Nkarta Product(s).  Notwithstanding anything to the contrary herein, to the extent that any CRISPR Technology is Controlled by CRISPR pursuant to the terms of any Third Party agreement, any such license shall be subject to any applicable terms and conditions of such Third Party agreement, including any payment obligations to such Third Party that would arise from Nkarta’s exercise of a license under such CRISPR Technology.  If the Parties are unable to agree to a final form of Nkarta Product Continuation Agreement [***] months after the start of negotiating such Nkarta Product Continuation Agreement (or such later date as agreed in writing by the Parties), then the Parties [***].

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Article 14.
CONFIDENTIALITY

14.1.Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [***] years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information in any manner not expressly authorized pursuant to the terms of this Agreement; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly authorized pursuant to the terms of this Agreement.

14.2.Authorized Disclosure.  Notwithstanding the foregoing provisions of Section 14.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

14.2.1.engage in Prosecution and Maintenance activities as contemplated by this Agreement;

14.2.2.prosecute or defend litigation;

14.2.3.exercise its rights and perform its obligations hereunder; or

14.2.4.comply with Applicable Law.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 14.2, the Disclosing Party will to the extent possible give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

14.3.SEC Filings and Other Disclosures.  Either Party may disclose the terms of this Agreement as permitted by Section 14.2 or (a) to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that [***] and (b) to its advisors (including financial advisors, attorneys and accountants), Third Parties conducting due diligence or similar investigations, including bona fide actual or potential acquisition or collaboration partners, financing sources or investors and underwriters, on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations).

14.4.Public Announcements; Publications.

14.4.1.Commercial Announcements.  The Parties will jointly issue a press release, in the form attached hereto as Exhibit D, regarding the signing of this Agreement on a date to be determined by the Parties promptly following the Effective Date.  Except as set forth in the preceding sentence and as may be expressly permitted under Section 14.3 or Section 14.4.2, or as required to comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory), neither Party will make any public announcement or press release, or post social media content, regarding this Agreement without giving prior written notice to the other Party; provided that if any such public announcement or press release, or social media post contains any data or status updates regarding the Research Program, the prior written approval

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of the other Party will be required. If a Party desires to make any such public announcement, press release or posting of social media content relating to this Agreement, then such Party shall: [***].  For the avoidance of doubt, the contents of any announcement, press release or posting of social media content that have been published or presented once pursuant to this Section 14.4.1 may be subsequently published or presented without the need for further notice to the other Party.

14.4.2.Non-Commercial Publications.  During the Term, each Party will submit to the other Party (the “Non-Disclosing Party”) for review and approval any proposed academic, scientific and medical publication or public presentation related to any Collaboration Product or any Research Activities for any Collaboration Product.  In each such instance, such review and approval will be conducted for the purposes of preserving the value of the CRISPR Technology and the Nkarta Technology, the rights granted to the Parties hereunder and determining whether any portion of the proposed publication or presentation containing the Non-Disclosing Party’s Confidential Information should be modified or deleted.  Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to the Non-Disclosing Party no later than [***] Business Days before submission for publication or presentation ([***] Business Days in advance in the case of an abstract).  The Non-Disclosing Party will provide its comments with respect to such publications and presentations within [***] Business Days of its receipt of such written copy (or [***] Business Days in the case of an abstract).  The review period may be extended for an additional [***] days if the Non-Disclosing Party reasonably requests such extension including for the preparation and filing of patent applications.  Notwithstanding anything to the contrary, the Non-Disclosing Party may require that the other Party redact the Non-Disclosing Party’s Confidential Information from any such proposed publication or presentation.  CRISPR and Nkarta will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other Party in any publication.  For the avoidance of doubt, the contents of all publications or public presentation that have been approved once pursuant to this Section 14.4.2 may be subsequently published or presented without the need for further review and approval.

Article 15.
DISPUTE RESOLUTION

15.1.Disputes; Executive Officers.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any dispute, controversy, claim or difference which may arise between the Parties out of or in relation to or in connection with this Agreement, excluding any dispute arising out of the JSC, but including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (“Dispute”), then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party.  If the Dispute is not resolved within [***] days following the written request for discussions, either Party may then invoke the provisions of Section 15.2 or Section 15.7, as appropriate.

15.2.Arbitration.  Any Dispute that is not resolved pursuant to Section 15.1, except for a Dispute described in Section 15.7, shall be settled by binding arbitration as follows.  Either Party, following the end of the [***] day period referenced in Section 15.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party.

15.2.1.Selection of Expert and Submission of Positions.  Promptly following receipt of such notice, the Parties will select and agree upon a mutually acceptable independent Third Party arbitrator who is (a) neutral, disinterested and impartial, and (b) has experience in the pharmaceutical and biotechnology industries and, if applicable, scientific expertise appropriate for understanding and resolving

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such Dispute (the “Expert”).  If the Parties are unable to mutually agree upon an Expert within [***] days following the delivery of the request for arbitration (or such longer period as agreed by the Parties), one individual who would qualify as an Expert selected by Nkarta and one individual who would qualify as an Expert selected by CRISPR shall together select one individual who would qualify as an Expert, who shall be appointed as the Expert for purposes of such Dispute.  Once the Expert has been selected, each Party will within [***] days following selection of the Expert provide the Expert and the other Party with a written report setting forth its position with respect to the substance of the dispute and may submit a revised or updated report and position to the Expert within [***] days of receiving the other Party’s report.  If so requested by the Expert, each Party will make oral submissions to the Expert based on such Party’s written report, and each Party will have the right to be present during any such oral submissions.

15.2.2.Rules for Proceedings.  The proceedings will be conducted as a binding arbitration in accordance with AAA procedures, as modified by this Section 15.2 (including that [***]).  The Expert may retain a Third Party expert to assist the Expert in analyzing the Dispute, and the expenses of any such expert will be shared by the Parties as costs of the arbitration as provided in Section 15.2.4.  All proceedings and communications shall be in English.  Either Party may apply to the Expert for interim injunctive relief.  The Parties shall have the right to be represented by counsel.

15.2.3.Determination by the Expert.  The Expert will render his or her final decision, including any award, if applicable, with respect to the Dispute.  In the case of: (a) any Dispute arising out of the JSC inability to reach agreement on (i) [***] (x) the Parties will each submit a [***]; (y) the Expert will [***]; and (z) the Parties shall promptly [***].  The decision of the Expert will be the sole, exclusive and binding remedy between the Parties regarding the Dispute submitted to such Expert, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 12.5.  The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction.  The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Section 15.2.

15.2.4.Location; Costs.  Unless otherwise mutually agreed upon by the Parties, the arbitration will be conducted, and the seat of the arbitration will be, in Chicago, Illinois.  The Parties agree that [***].

15.2.5.Timetable for Completion.  The Parties will use, and will direct the Expert to use, commercially reasonable efforts to resolve a dispute within [***] days after the selection of the Expert or, if resolution within [***] days is not reasonably achievable, as determined by the Expert, then as soon thereafter as is reasonably practicable.

15.3.Award.  Any award to be paid by one Party to the other Party as determined by the Expert as set forth above under Section 15.2 shall be promptly paid in U.S. Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

15.4.Governing Law.  This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

15.5.Injunctive Relief.  Nothing in this Article 15 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  For the avoidance of doubt, nothing in this Section 15.5 shall otherwise

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limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.2.1.

15.6.Confidentiality.  The arbitration proceeding shall be confidential and the Expert shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the Expert to make) any public announcement with respect to the proceedings or decision of the Expert without prior written consent of the other Party.  The existence of any Dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the Expert, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

15.7.Patent and Trademark Dispute.  Notwithstanding Section 15.2, any Dispute relating to the scope, validity, enforceability or infringement of any CRISPR Patents, Nkarta Patents or trademarks claiming or Covering the manufacture, use, importation, offer for sale or sale of Collaboration Products or Nkarta Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 16.
MISCELLANEOUS

16.1.Assignment.  Neither this Agreement nor any interest hereunder will be assignable by either Party without the prior written consent of the other Party, except as follows: (a) either Party may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of such Party’s business to which this Agreement or the Research Program relates, through merger, sale of assets or sale of stock or ownership interest; provided that such sale is not primarily for the benefit of its creditors; and (b) either Party may assign its rights and obligations under this Agreement to any of its Affiliates; provided that such Party will remain liable for all of its rights and obligations under this Agreement.  An assigning Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 16.1.  This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 16.1 will be void.

16.2.Force Majeure.  Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses Commercially Reasonable Efforts to remove the condition.

16.3.Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party that drafted such terms and provisions.

16.4.Notices.  All notices which are required or permitted pursuant to this Agreement shall be in writing in the English language and will be sufficient and deemed to have been duly given the earlier of when received by the addressee or five (5) Business Days after it was sent, if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to Nkarta:

Nkarta, Inc.

6000 Shoreline Ct, Suite 102

South San Francisco, CA 94080

Attn: [***]

with a copy to:

Nkarta, Inc.

6000 Shoreline Ct, Suite 102

South San Francisco, CA 94080

Attn: Chief Legal Officer

Email: [***]

Cc: [***]

and:

If to CRISPR:

CRISPR Therapeutics AG
Baarerstrasse 14

6300 Zug

Switzerland

Attn: [***]

with copies to:

CRISPR Therapeutics, Inc.

610 Main Street

Cambridge, MA 02139

Attn: [***]

email to [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

16.5.Amendment.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of Party.

16.6.Waiver.  No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either of Nkarta or CRISPR of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

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16.7.Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such clause or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

16.8.Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

16.9.Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to CRISPR or Nkarta from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

16.10.Entire Agreement.  This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including that certain Mutual Confidentiality Agreement between Nkarta and CRISPR Therapeutics, Inc. dated March 28, 2019, which is hereby superseded and replaced in its entirety as of the Effective Date, and any Confidential Information disclosed by the Parties (or their Affiliates) under such agreement will be treated in accordance with the provisions of Article 14.

16.11.Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

16.12.Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but

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excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

16.13.No Third Party Rights or Obligations.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

16.14.Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.15.Counterparts.  This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which will constitute together the same document.  Counterparts may be signed and delivered by facsimile or digital transmission (.pdf), each of which will be binding when received by the applicable Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

NKARTA, INC.	CRISPR THERAPEUTICS AG
By:__/s/ Paul Hastings___	By:____/s/ Roger Novak__
Name: __Paul Hastings__ Title: _____CEO________	Name: _Roger Novak____ Title: __President________

[SIGNATURE PAGE TO RESEARCH COLLABORATION AGREEMENT]

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EXHIBIT A

Target Pool – [***]

[***]

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EXHIBIT B-1

Activities, and associated costs, to be performed by CRISPR for Nkarta Products

[***]

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Exhibit C

Terms of Joint Development and Commercialization Agreement

[***]

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Exhibit C-1

Exhibit D

Form of Joint Press Release

CRISPR Therapeutics and Nkarta Announce Global Collaboration to Develop Gene-Edited Cell Therapies for Cancer

-Collaboration brings together breakthrough gene editing technology and leading natural killer (NK) cell and T cell discovery, development, and manufacturing capabilities-

-Companies to co-develop and co-commercialize two chimeric antigen receptor (CAR) NK cell product candidates, one targeting CD70, and a product candidate combining NK and T cells (NK+T)-

-Nkarta obtains a license to CRISPR gene editing technology for use in its own engineered NK cell therapy products-

-Nkarta to host conference call today at 4:30 p.m. ET-

ZUG, Switzerland, CAMBRIDGE, Mass., and SOUTH SAN FRANCISCO, Calif. – May 6, 2021 -- CRISPR Therapeutics (NASDAQ: CRSP), a biopharmaceutical company focused on developing transformative gene-based medicines for serious diseases, and Nkarta, Inc. (NASDAQ: NKTX), a biopharmaceutical company developing engineered NK cell therapies to treat cancer, today announced a strategic partnership to research, develop, and commercialize CRISPR/Cas9 gene-edited cell therapies for cancer.

Under the agreement, the companies will co-develop and co-commercialize two CAR NK cell product candidates, one targeting the CD70 tumor antigen and the other target to be determined. In addition, the companies will bring together their complementary cell therapy engineering and manufacturing capabilities to advance the development of a novel NK+T product candidate harnessing the synergies of the adaptive and innate immune systems. Finally, Nkarta obtains a license to CRISPR gene editing technology to edit five gene targets in an unlimited number of its own NK cell therapy products.

CRISPR Therapeutics and Nkarta will equally share all research and development costs and profits worldwide related to the collaboration products. For each non-collaboration product candidate incorporating a gene editing target licensed from CRISPR Therapeutics, Nkarta will retain worldwide rights and pay CRISPR Therapeutics milestones and royalties on net sales. The agreement includes a three-year exclusivity period between CRISPR Therapeutics and Nkarta covering the research, development, and commercialization of allogeneic, gene-edited, donor-derived NK cells and NK+T cells.

“By bringing together CRISPR Therapeutics’ and Nkarta’s highly complementary expertise and proprietary platforms we plan to accelerate the development of potentially groundbreaking genome engineered NK cell therapies,” said Samarth Kulkarni, Ph.D., Chief Executive Officer at CRISPR Therapeutics. “This collaboration broadens the scope of our efforts in oncology cell therapy, and expands our efforts to discover and develop novel cancer therapies for patients.”

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“Uniting the best-in-class gene editing solution and allogeneic T cell therapy expertise of CRISPR with Nkarta’s best-in-class CAR NK cell therapy platform will be a major advantage to advancing the next wave of transformative cancer cell therapies,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “With this partnership, Nkarta can systematically apply world-class gene editing across our entire pre-clinical pipeline going forward. CRISPR’s deep understanding of CD70 biology and experience in allogeneic T cell clinical development can accelerate the development of early-stage Nkarta programs, to deliver innovative treatments to patients that much faster.”

Nkarta Conference Call Details

Nkarta management will host a conference call to discuss the collaboration today at 4:30 p.m. Eastern Time (ET). The event will be simultaneously webcast and available for replay from the Nkarta website at www.nkartatx.com, under the Investors section. Investors may also participate in the conference call by calling 877-876-9174 (domestic) or +1-785-424-1669 (international). The conference ID is NKARTA.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic collaborations with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR THERAPEUTICS® word mark and design logo are registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

CRISPR Therapeutics Forward-Looking Statement

This press release may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements made by Dr. Kulkarni and Mr. Hastings in this press release, as well as statements regarding CRISPR Therapeutics’ expectations about any or all of the following: (i) the future activities of the parties pursuant to the collaboration and the expected benefits of CRISPR Therapeutics’ collaboration with Nkarta; and (ii) the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, forward-looking

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statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: CRISPR Therapeutics may not realize the potential benefits of the collaboration, uncertainties inherent in the initiation and completion of preclinical studies; availability and timing of results from preclinical studies; whether results from a preclinical study will be favorable and predictive of future results of future studies or clinical trials; uncertainties about regulatory approvals and that future competitive or other market factors may adversely affect the commercial potential for product candidates; potential impacts due to the coronavirus pandemic, such as the timing and progress of preclinical studies; uncertainties regarding the intellectual property protection for CRISPR Therapeutics’ technology and intellectual property belonging to third parties, and the outcome of proceedings (such as an interference, an opposition or a similar proceeding) involving all or any portion of such intellectual property; and those risks and uncertainties described under the heading "Risk Factors" in CRISPR Therapeutics’ most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission, which are available on the SEC's website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells. To enhance the inherent biological activity of NK cells, Nkarta genetically engineers the cells with a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK current cell therapy candidates are also engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off the shelf natural killer (NK) cell therapies for cancer. By combining its cell expansion and

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cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit www.nkartatx.com.

Nkarta, Inc. Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Nkarta’s expectations regarding its ability to advance the development and commercialization of two gene-edited CAR-NK cell therapies and an NK+T cell therapy under the collaboration with CRISPR Therapeutics, and the ability of Nkarta and CRISPR Therapeutics to leverage the combination of their respective expertise and platforms to accelerate that development; Nkarta’s application of gene-editing across its preclinical pipeline; the ability of Nkarta’s technology to enhance the persistence and anti-tumor activity of NK cells and enable off-the-shelf, point-of-care administration; the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; and the proprietary nature of Nkarta’s technology. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 25, 20201, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CRISPR Therapeutics Investor Contact:

Susan Kim

+1-617-307-7503

susan.kim@crisprtx.com

CRISPR Therapeutics Media Contact:

Jennifer Paganelli

Real Chemistry on behalf of CRISPR

+1-347-658-8290

jpaganelli@realchemistry.com

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

+1-415-317-3675

gmann@nkartatx.com

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Schedule 1.41

CRISPR In-License Agreements

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Schedule 1.110

Nkarta In-License Agreements

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Schedule 11.1

Nkarta Schedule of Exceptions

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Schedule 11.1.9

Nkarta Background Patents

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Schedule 11.2

CRISPR Schedule of Exceptions

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Schedule 11.2.9

CRISPR Background Patents

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Schedule 11.3.2

Opt-Out Product Payments

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